                                                                Exhibit 4.5


                               PURCHASE AGREEMENT

                                    BETWEEN

                                FIBERITE, INC.,

                            FIBERITE HOLDINGS, INC.

                                      AND

                           ICI AMERICAN HOLDINGS INC.

                             With respect to all of
                           the outstanding shares of
                                common stock of

                              ICI COMPOSITES INC.

                             Dated October 6, 1995

                               TABLE OF CONTENTS


                                                                       Page

                                   ARTICLE I
                                  DEFINITIONS

1.1     Certain Defined Terms..........................................  1

                                   ARTICLE II
                               PURCHASE AND SALE

2.1     Purchase and Sale..............................................  6
2.2     Closing........................................................  6
2.3     Adjustment to Purchase Price...................................  6
2.4     Excluded Assets/Included Assets................................  8

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

3.1     Organization and Authority of Seller...........................  8
3.2     No Conflict; Consents and Approvals............................  8
3.3     Litigation.....................................................  8
3.4     Composites.....................................................  9
3.5     Licenses, Permits and Qualifications........................... 10
3.6     Compliance with Laws........................................... 10
3.7     Properties..................................................... 10
3.8     Bank Accounts.................................................. 11
3.9     Environmental Protection....................................... 11
3.10    Intellectual Property.......................................... 13
3.11    Material Agreements and Bids; Breaches......................... 13
3.12    Financial Statements........................................... 15
3.13    Absence of Certain Changes or Events........................... 15
3.14    Tax Matters.................................................... 16
3.15    Employee Benefits.............................................. 16
3.16    Labor and Employment Matters................................... 18
3.17    Insurance...................................................... 19
3.18    Maintenance of Business with Customers......................... 19
3.19    Related Party Transactions..................................... 19
3.20    Disclosure Schedules........................................... 19
3.21    No Other Representations....................................... 19
3.22    Finders' Fees.................................................. 19
3.23    Payments....................................................... 20
3.24    Aviation Legal Liability Insurance............................. 20

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                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1     Organization and Authority of Purchaser...........................  20
4.2     No Conflict.......................................................  20
4.3     Absence of Litigation.............................................  20
4.4     Consents and Approvals............................................  20
4.5     Due Diligence Investigation.......................................  21
4.6     Finders' Fees.....................................................  21

                                   ARTICLE V
                                   COVENANTS

5.1     Noncompetition....................................................  21
5.2     Use of ICI Name...................................................  22
5.3     Post-Closing Access to Tax and
          Other Records...................................................  22
5.4     Sales and Transfer Taxes..........................................  23
5.5     Further Assurances................................................  23
5.6     Section 338(h)(10) Election.......................................  23
5.7     Retained Seller Information.......................................  24
5.8     Retained Business Information.....................................  25
5.9     Refunds...........................................................  25
5.10    Filing of Returns.................................................  25
5.11    Prosecution, Maintenance and Turnover of
          Intellectual Property Files.....................................  25

                                   ARTICLE VI
                                EMPLOYEE MATTERS

6.1     Retention of Employees............................................  26
6.2     Employee Benefit Plans............................................  27
6.3     Composites Post Retirement Benefits...............................  31
6.4     Certain Unfunded Liabilities......................................  31
6.5     Flexible Spending Account.........................................  32
6.6     Motor Vehicle Lease Agreements....................................  32
6.7     No Third-Party Beneficiaries......................................  32
6.8     Stock Option Plan.................................................  32
6.9     Exempt Loans......................................................  32
6.10    Leased Employees..................................................  32
6.11    Cooperation.......................................................  32

                                  ARTICLE VII
                                INDEMNIFICATION

7.1     Survival..........................................................  33
7.2     Indemnification by Purchaser......................................  33
7.3     Indemnification by Seller.........................................  33
7.4     Indemnification Procedures........................................  36
7.5     Third Party Reimbursement; Aviation Liability Insurance...........  38

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7.6     Mitigation ................................................. 38
7.7     Limitation on Damages ...................................... 38
7.8     Purchase Price Adjustment .................................. 38
7.9     Remediation Procedures ..................................... 39
7.10    Exclusive Remedy ........................................... 40


                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1     Amendment .................................................. 41
8.2     Waiver of Compliance: Consents ............................. 41
8.3     Attorneys' Fees ............................................ 41
8.4     Expenses ................................................... 41
8.5     Notices .................................................... 41
8.6     Headings ................................................... 42
8.7     Severability ............................................... 42
8.8     Entire Agreement ........................................... 43
8.9     Successors and Assigns ..................................... 43
8.10    Governing Law .............................................. 43
8.11    Counterparts ............................................... 43
8.12    Guarantee .................................................. 43


                                   SCHEDULES

1.1             Excluded Assets
2.3(a)          Statement of Working Capital Exceptions
3.2(a)          Consents and Approvals
3.3             Claims and Litigation
3.4(c)          Corporate Records
3.5(a)          Licenses and Permits
3.5(b)          Qualifications
3.7(a)          Liens
3.7(b)          Properties
3.7(c)          Leased Property Exceptions
3.8             Bank Accounts
3.9             Environmental Matters
3.10(a)         Intellectual Property
3.10(c)         Intellectual Property Claims and Conflicts
3.10(d)         Infringements
3.11            Material Agreements Exceptions
3.11(a)(i)      Material Agreements
3.11(a)(vii)    Price Adjustment Requests
3.11(b)(1)      Breaches
3.11(b)(2)      Notices
3.12            Financial Statements
3.12(a)         Financial Statements Exceptions
3.13            Changes or Events since the Balance Sheet Date
3.13(f)         Transferred Property Exceptions
3.14(b)         Tax Matters
3.14(c)         Tax Waivers
3.14(d)         Tax Powers
3.14(e)         Tax Agreements
3.14(f)         280G Agreements

3.15            Employee Benefits
3.16            Labor and Employment Matters
3.16(e)         Labor Settlement Agreements
3.17            Insurance Policies for ICI Composites Inc.
3.18            Maintenance of Business with Customers
3.19            Related Party Transactions
3.23            Payments
3.24            Aviation Legal Liability Insurance
4.5             Due Diligence Investigation
5.11(a)         Patents and Trademarks
5.11(d)         Jointly Owned Patents/Applications
6.1(a)          Composites Severance Plan
6.1(b)          Individual Severance Arrangements
6.2             Pension Transfer Agreement
6.2(b)          Composites ABO Assumptions and Methods
6.2(e)          Composites Employees on Short-term Disability
6.4             Unfunded Liabilities
6.6             Motor Vehicle Lease Agreements
6.8(a)          Management Group
6.8(b)          Stock Option Plan
6.9             Exempt Loans
6.10            Leased Employees
7.4(a)          Power of Attorney

                               PURCHASE AGREEMENT

        PURCHASE AGREEMENT dated as of October 6, 1995, between ICI American Holdings Inc. ("Seller"), a Delaware corporation, Fiberite, Inc. ("Purchaser"), a Delaware corporation, and Fiberite Holdings, Inc. ("Guarantor"), a Delaware corporation.

        WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, all of the outstanding shares of capital stock of ICI Composites Inc. ("Composites"), a Delaware corporation, on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

        1.1 Certain Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings:

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person shall not be deemed to be an Affiliate of any other Person solely as a result of being a director or officer of such other Person.

        "Ancillary Agreements" means the Transition Services Agreement, the Glidden Master Service Agreement, the ICI-Am Master Service Agreement and the ICI Canada Services Agreement.

        "Aviation Product" means "Aviation Product" as defined in Schedule 3.24.

        "Balance Sheet" means the balance sheet set forth in the audited financial statements of Composites dated December 25, 1994.

        "Balance Sheet Date" means December 25, 1994.

        "Business" means the business currently conducted by Composites.

        "Business Day" means a day of the year on which banks are not required or authorized to be closed in the City of New York.

        "Closing" means the closing of the purchase and sale of the Shares.

        "Closing Date" means the date of this Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Composites Employee Plan" means an Employee Plan sponsored or maintained by Composites or another ICI Company for the benefit of current or former employees of Composites.

        "Current Assets" means accounts receivable, inventory (including raw materials, work in process, finished goods and supplies), prepaid expenses, other pre-payments and all other current assets of Composites, less related reserves.

        "Current Liabilities" means accounts payable, employee accruals, other accrued expenses and all other current liabilities of Composites, excluding Income Taxes.

        "Employee Plan" means any (i) employee benefit plan as that term is defined in Section 3(3) of ERISA and (ii) any other material compensation or benefit, plan, policy or arrangement currently maintained or contributed to by Composites or an ERISA Affiliate for its current or former employees.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any corporation or trade or business other than Composites that is a member of any group of organizations (i) described in
Section 414(b) or (c) of the Code of which Composites is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and
Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Composites is a member.

        "Excluded Assets" means (i) all cash or cash equivalents, (ii) all intercompany balances between Composites and Seller in favor of Composites existing on or prior to the Closing Date, and (iii) all assets owned or used by Seller or any ICI Company in the provision of services to Composites (including, without limitation, all corporate credit, telephone and similar cards held by Composites Employees where such cards have been provided to Composites Employees in connection with any ICI Company and including all computer and information technology rights and systems owned or operated by Seller or any ICI Company for the benefit of Composites) other than Included ICI Assets.

        "GAAP" means United States generally accepted accounting principles.

        "Glidden Master Service Agreement" means the Master Service Agreement dated as of the Closing Date between The Glidden Company and Composites.

        "Hourly Pension Plan" means the ICI Composites Service Related Pension Plan.

        "ICI" means Imperial Chemical Industries PLC, a corporation organized under the laws of England.

        "ICI-Am Master Service Agreement" means the Master Service Agreement dated as of the Closing Date between ICI Americas Inc. and Composites.

        "ICI Canada Services Agreement" means the Services Agreement dated as of the Closing Date between ICI Canada Inc. and Composites.

        "ICI Company" means ICI or any Affiliate of ICI (excluding Composites and Fiberite Europe GmbH).

        "Included ICI Assets" means all assets owned by Seller or any other ICI Company and used by Seller or any ICI Company exclusively or principally for the provision of services to Composites (excluding all corporate credit, telephone and similar cards held by Composites Employees where such cards have been provided to Composites Employees in connection with any ICI Company, excluding all computer and information technology rights and systems owned or operated by Seller or any other ICI Company for the benefit of Composites and excluding any assets owned by Seller or any ICI Company and utilized in the performance of the Ancillary Agreements) in the operation of the Business as presently conducted, other than the Excluded Assets and those assets set forth in Schedule 1.1

        "Income Taxes" means any liability for Taxes that arises in relation to a Tax that is based upon, measured by, or calculated with respect to income, profits or gross receipts (other than sales or use Taxes).

        "Indemnifiable Taxes" means Taxes due and payable by Composites pertaining to any taxable period (or portion thereof) ending on or prior to the Closing Date, including any Tax resulting from any transaction pursuant to which the Excluded Assets remain or become the property of the Seller or any Affiliate of the Seller. With respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any Taxes attributable to such period that will be treated as Taxes of a Pre-Closing Tax Period will be deemed to be: (i) in the case of any Other Tax (other than sales and use Taxes), the amount of such Other Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period, (ii) in the case of any Income Taxes, the Income Tax for the entire taxable period, multiplied by a fraction, the numerator of which is the hypothetical Income Tax for the Pre-Closing Tax Period (determined on the basis of an interim closing of the books, without annualization) and the denominator of which is the sum of such numerator plus the hypothetical Income Tax for the balance of the taxable period (determined on the basis of such interim closing, without annualization); the hypothetical Tax for any period shall be zero (in the case where no Tax is due) or a positive amount, and (iii) in the case of any sales or use Tax, the Tax arising with respect to property sold or acquired in a Pre-Closing Tax Period. Indemnifiable Taxes shall in no event include any interest, any penalties or any additions to Tax, or any interest on penalties or additions to Tax resulting from any action or failure to act, following the Closing, on the part of Composites or Purchaser, except to the extent resulting from any act or omission of Seller. No Tax shall be included in Indemnifiable Taxes to the extent the liability for such Tax is reflected in the Statement of Working Capital.

        "Intellectual Property" means inventions, patents, and patent applications; trademarks, trademark registrations and applications therefor; trade names, symbols and logos; copyrights; service marks; service mark registrations and applications therefor; know-how; and trade secrets.

        "Management Group" means the Composites Employees identified in
Schedule 6.8(a).

        "Manufacturing Facilities" means the manufacturing and office facilities owned or leased by Composites located at (i) Tempe, Arizona, (ii) Orange, California, (iii) Winona, Minnesota, (iv) Delano, Pennsylvania, and (v) Greenville, Texas.

        "Material Adverse Effect" means a material adverse effect on the financial condition, business, assets, net worth or results of operations of Composites taken as a whole.

        "Occurrence" means "Occurrence" as defined in Schedule 3.24.

        "Other Taxes" means any liability for Taxes that arises in relation to Taxes that are not Income Taxes.

        "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Qualified Plan" means an employee pension benefit plan within the meaning of Section 3(2) of ERISA that meets the qualification requirements of
Section 401(a) of the Code, and whose trust or other funding medium is exempt from federal income tax under Section 501(a) of the Code.

        "Post-Closing Tax Period" means any period (or portion thereof) ending after the Closing Date.

        "Pre-Closing Tax Period" means any period (or portion thereof) ending on or before the Closing Date.

        "Salaried Pension Plan" means the ICI Composites Pension Plan established pursuant to a spinoff from the ICI Americas Pension Plan.

        "Separate Composites Plan" means a Composites Employee Plan that only covers Composites Employees, former employees of Composites, their dependents, and/or their beneficiaries.

        "Shares" means all of the issued and outstanding shares of common stock, par value $1.00 per share, of Composites.

        "Tax" or "Taxes" means (i) all federal, state, county, local, foreign and other taxes and similar governmental charges or assessments (including, without limitation, net income, alternative or add-on minimum tax, profits, premium, estimated, excise, sales, use, occupancy, gross income, gross receipts, franchise, ad valorem, stamp, severance, capital levy, production, transfer, withholding, license, employment and payroll, and property taxes, environmental or windfall profits taxes and import duties) imposed by any governmental authority responsible for the imposition of any such tax, whether attributable to statutory or nonstatutory rules and including interest, penalties, additions to tax, and interest on penalties or additions to tax;
(ii) any liability of Composites or any subsidiary for the payment of any amounts described in clause (i) as a result of being a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income tax return, or a group of corporations filing a consolidated, combined or unitary tax return for state or local tax purposes, for periods prior to the Closing Date, including any liability pursuant to Treasury Regulation Section 1.1502-6; and (iii) any liability of Composites for amounts described in clause (i) under any Tax sharing or Tax allocation agreement entered into prior to the date hereof.

        "Transition Services Agreement" means the Transition Services Agreement dated as of the Closing Date between ICI Americas Inc. and Composites.

        "Working Capital" means Current Assets less Current Liabilities.

        (b) Each of the following terms is defined in the Section set forth opposite such term:

                Term                                            Section
                ----                                            -------

                Allocation                                      5.6(c)
                Arbitrated Amount                               2.3(d)
                Authorizations                                  3.9(a)
                Audited Financial Statements                    3.12
                Beatrice                                        3.11(a)(viii)
                CERCLA                                          3.9(e)
                Claim Costs                                     7.3
                COBRA Coverage                                  6.2(d)(iv)
                Collective Bargaining Agreement                 3.16(a)
                Composites ABO                                  6.2(b)(iii)
                Composites Employee                             6.1
                Consequential damages                           7.7
                Cost Effective Cleanup                          7.9(e)
                Designated Representatives                      7.9(d)
                Environmental Law                               3.9(l)
                Files                                           5.11(a)

Financial Statements                            3.12
Government Bid                                  3.11(a)(vi)
Government Contract                             3.11(a)(vi)
Hazardous Materials                             3.9(e)
HCFA                                            7.3(i)
ICI Letters                                     5.2(a)
Indirect Damages                                7.7
Indemnified Party                               7.4(a)
Indemnifying Party                              7.4(a)
Independent Accounting Firm                     2.3(d)
Material Agreement                              3.11(a)(v)
MICP                                            6.2(g)
Necessity Test                                  7.9(f)(ii)
Liens                                           3.7(a)
Off-site Remediation Liabilities                7.9(a)
On-site Cleanup                                 7.9(b)
On-site Remediation Liabilities                 7.9(a)
Pension Transfer Agreement                      6.2(b)(ii)
Permits                                         3.5(a)
Permitted Liens                                 3.7(a)
Purchase Price                                  2.1(b)
Purchaser Indemnitees                           7.3
Purchaser's Amount                              2.3(d)
Purchaser's Medical Plan                        6.2(d)(i)
Purchaser's Pension Trust                       6.2(b)(iv)
Purchaser's Savings Plan                        6.2(c)
Real Property                                   7.9(a)
Relevant Factors                                7.9(f)(ii)
Retained Seller Information                     5.7
Retained Business Information                   5.8
Section 338(h)(10) Election                     5.6(b)
Seller Indemnitees                              7.2
Seller's Accountants                            2.3(a)
Seller's Amount                                 2.3(d)
Seller's Medical Plan                           6.2(d)(i)
Seller's Pension Trust                          6.2(b)(iv)
Seller's Savings Plan                           6.2(c)
Settlement Agreement                            3.11(a)(viii)
Statement of Working Capital                    2.3(a)
Tax Returns                                     3.14(a)
Testing                                         7.9(f)
Third Party Claim                               7.4(b)
Transaction Costs                               5.6(c)
Warranties                                      3.20

                                   ARTICLE II

                               PURCHASE AND SALE

        2.1  Purchase and Sale.

        (a) Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, on the Closing Date, the Shares.

        (b) Subject to any adjustment as provided in Section 2.3, the aggregate Purchase Price (the "Purchase Price") for the Shares shall be $107,966,167.26 which Purchase Price shall be allocated in accordance with Section 5.6.

        2.2  Closing. At the Closing:

        (a) Seller will deliver to Purchaser the certificate representing the Shares, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required documentary stamps affixed thereto.

        (b) Purchaser shall deliver (or cause to be delivered) to Seller $107,966,167.26 in immediately available funds by wire transfer to a bank account designated by Seller by notice delivered to Purchaser not later than two Business Days prior to the Closing Date.

        (c) Purchaser and Seller will each deliver, or cause to be delivered, duly executed counterparts of the Ancillary Agreements.

        2.3  Adjustment to Purchase Price.

        (a) Statement of Working Capital. As soon as practicable, but in any event within forty-five Business Days following the Closing Date, Seller shall deliver to Purchaser a statement of the Working Capital of Composites (the "Statement of Working Capital") as of the close of business on the Closing Date, together with a report thereon of KPMG, independent accountants for Seller ("Seller's Accountants"), to the effect that the amounts reflected therein have, except as set forth in Schedule 2.3(a), been prepared in accordance with the policies and procedures used to prepare the 1994 audited financial statements as described in Section 3.12.

        (b) Cooperation. Purchaser shall provide Seller and Seller's Accountants full access to the books, records, facilities and employees of Composites (which employees shall assist Seller's Accountants in carrying out procedures necessary in preparing the Statement of Working Capital) and shall cooperate fully with Seller and Seller's Accountants, in each case to the extent required by Seller and Seller's Accountants in order to prepare the Statement of Working Capital and to investigate any disputes or other matters relating thereto; provided, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of Composites.

        (c)   Adjustment of Purchase Price.

        (i) In the event that the amount of Working Capital set forth on the Statement of Working Capital exceeds $22,300,000.00, the Purchase Price shall be increased by an amount equal to such excess and Purchaser shall deliver to Seller an amount in cash equal to such excess.

        (ii) In the event that the amount of Working Capital set forth on the Statement of Working Capital is less than $17,600,000.00, the Purchase Price shall be reduced by an amount equal to such deficit and Seller shall deliver to Purchaser an amount in cash equal to such deficit.

        (iii) For the avoidance of doubt, in the event that the amount of Working Capital set forth on the Statement of Working Capital is not more than $22,300,000.00 and not less than $17,600,000.00, there shall be no adjustment of the Purchase Price pursuant to this Section 2.3(c).

        (d)   Disputes. Subject to this Section 2.3(d), the Statement of
Working Capital delivered by Seller to Purchaser shall be final, binding and conclusive on the parties hereto. Within twenty Business Days of Purchaser's receipt of the Statement of Working Capital, Purchaser may dispute any amounts reflected on the Statement of Working Capital by notifying Seller in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in detail, the basis for such dispute. During such twenty Business Day period, independent accountants for Purchaser shall have reasonable access to all working papers, supporting analyses, computations, accounting records and general ledger reports used by Seller or Seller's Accountants to prepare the Statement of Working Capital. Purchaser's notice shall also set forth the amount it believes was the Working Capital of Composites as of the close of business on the Business Day preceding the Closing Date ("Purchaser's Amount"). In the event of such a dispute, Purchaser and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Purchaser and Seller are unable to reach a resolution within twenty Business Days of Purchaser's written notice of dispute to Seller, Purchaser and Seller shall submit the items remaining in dispute for resolution to an independent accounting firm of national reputation mutually appointed by Seller and Purchaser (the "Independent Accounting Firm"), which shall, within twenty Business Days of such submission, determine and report to Seller and Purchaser upon such remaining disputed items and on the amount of Working Capital of Composites as of the close of business on the Business Day preceding the Closing Date (the "Arbitrated Amount"), which amount shall in no event be less than Purchaser's Amount or greater than the amount of Working Capital set forth on the Statement of Working Capital delivered by Seller ("Seller's Amount"). The report of the Independent Accounting Firm shall be final, binding and conclusive on Seller and Purchaser. The fees and disbursements of the Independent Accounting Firm shall be paid by Purchaser and Seller in the following percentages: (i) in the case of Seller, A divided by C and (ii) in the case of Purchaser, B divided by C, where (x) A equals the difference between Seller's Amount and the Arbitrated Amount, (y) B equals the difference between the Arbitrated Amount and Purchaser's Amount and
(z) C equals the difference between Seller's Amount and Purchaser's Amount.

        (e) Payments. Any payment required to be made pursuant to Section 2.3(c) hereof will be made in immediately available funds no later than twenty Business Days after receipt by Purchaser of the Statement of Working Capital; provided that if Purchaser timely delivers a dispute notice pursuant to Section 2.3(d) hereof, such payment so made shall be net of the amount in dispute, with the balance to be made within five Business Days following the delivery of the report determining the Arbitrated Amount.

        2.4 Excluded Assets/Included Assets. Notwithstanding the sale of the Shares hereunder, the parties acknowledge and will ensure that the Excluded Assets remain or will with effect from the Closing become the property of the Seller or any ICI Company nominated by the Seller and that the Included ICI Assets will with effect from the Closing become the property of Composites. The parties agree to co-operate with each other and to take any action which is reasonably necessary after the Closing in order to give effect to this Section. Seller shall be responsible for any Taxes relating to any transfers of assets pursuant to this Section.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants as of the Closing as follows:


        3.1 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

        3.2 No Conflict: Consents and Approvals.

        (a) Except as set forth in Schedule 3.2(a), the execution, delivery and performance of this Agreement by Seller do not (i) conflict with or violate any law, rule, regulation, order, judgment, injunction, decree, determination or award applicable to Seller, (ii) violate or conflict with any law, rule, regulation, order, judgment, injunction, decree, determination or award applicable to Composites, (iii) violate or conflict with the certificate of incorporation or by-laws of either Seller or Composites; or (iv) require any material pre-Closing consent, notice, authorization or approval under, result in any breach of, or constitute a default (or event which with notice or lapse of time, or both, would become a default) under, or result in the creation of any lien or other encumbrance on any of the properties or assets of Composites pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Composites or Seller or any of their Affiliates is a party or by which any of them or any of their respective properties is bound or affected, except in the case of Sections 3.2(a)(i) and (ii), for such conflicts, violations, breaches and defaults, and for such consents and approvals the failure of which to obtain, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (b) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller does not require any consent, approval, authorization or other action by, or filing with or notification to, any domestic or foreign governmental or regulatory authority or any other person, except for the filing of forms with the Internal Revenue Service as contemplated by Section 5.6 hereof and, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not (i) prevent Seller from performing any of its obligations under this Agreement or (ii) otherwise prevent the consummation of the transactions contemplated herein by Seller.

        3.3 Litigation. Except as set forth in Schedule 3.3, there are no claims, actions, suits or proceedings pending, or to the knowledge of each of Seller and Composites threatened, nor to the knowledge of each of Seller and Composites are there any investigations pending or threatened, against or specifically affecting Seller or Composites or to which their respective properties or assets are subject, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, that (i) challenge or otherwise put in issue the authority of Seller to enter into or perform this Agreement, (ii) challenge or otherwise put in issue the validity of this Agreement or any of the transactions contemplated hereby, (iii) if adversely decided, would materially adversely affect the ability of Seller to consummate the transactions contemplated hereby or (iv) if adversely decided, would reasonably be expected to have a Material Adverse Effect (other than with respect to those matters described in Sections 3.3(i), (ii) and (iii), and, to the knowledge of each of Seller and Composites, there is no factual basis upon which any such claim, action, suit or proceeding would reasonably be likely to be asserted or commenced. Composites is not subject to any order, judgment, injunction, decree, determination or award which has or would reasonably be expected to have a Material Adverse Effect.

        3.4 Composites.

        (a) Composites is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on the Business.

        (b) Composites is duly qualified to transact business and is in good standing in each state or jurisdiction in which it owns material assets or transacts a material part of its business, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

        (c) Except as set forth in Schedule 3.4(c), Seller has made available to Purchaser complete and correct copies of (i) the Articles of Incorporation of Composites, as amended to the Closing Date, certified by the appropriate governmental official; (ii) the By-laws of Composites as presently in effect, certified by the Secretary of Composites; (iii) the minutes of all meetings of the shareholders and board of directors of Composites and any committees thereof, and (iv) all written consents in lieu of meetings of the shareholders and board of directors of Composites and any committees thereof. Except as set forth in Schedule 3.4(c), such copies are true, correct and complete and contain all amendments through the date of this Agreement. Copies of such Articles of Incorporation and By-laws of Composites are attached to Schedule 3.4(c).

        (d) Composites is not the legal or beneficial owner of any equity securities or other ownership interests of any corporation, partnership, joint venture, trust, business association or other legal entity.

        (e) The capital stock of Composites consists solely of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. All of the Shares are owned legally, beneficially and of record by Seller, and will be conveyed to Purchaser at the Closing, free and clear of all security interests, liens, charges, encumbrances and adverse claims, except for those arising by reason of an action or inaction by, or with respect to, the Purchaser. The Shares are validly issued and are fully paid and nonassessable, and Composites is under no obligation to register any of its securities pursuant to any law, statute, regulation or other governmental act applicable to the sale, exchange or issuance of securities, including, but not limited to, the Securities Act of 1933, as amended.

        (f) There are no agreements or understandings with respect to the voting of the Shares. There are no options, convertible securities, warrants, rights or other instruments or agreements to which Composites or Seller or any other ICI Company is a party or by which Composites or Seller or any other ICI Company is bound, calling for the issuance, sale, transfer or delivery of any equity or debt security of Composites or of any security convertible into exchangeable for or requiring the issuance, sale, transfer or delivery of any such equity or debt security, other than this Agreement.

        3.5  Licenses, Permits and Qualifications.

        (a) Except as set forth in Schedule 3.5(a), Composites possesses all permits, licenses, orders and approvals of foreign, federal, state or local governmental or regulatory bodies that are required in order to permit Composites to carry on the Business, except for those permits, licenses, orders and approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (hereinafter referred to as the "Permits"). Except as set forth in Schedule 3.5(a), the Permits are in full force and effect and, to the knowledge of each of Seller and Composites, no suspension or cancellation of the Permits is threatened.

        (b) To the knowledge of Composites, all products sold by Composites pursuant to qualification requirements established by Composites' customers were produced in a manner consistent with the requirements of such qualifications where the failure to do so, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To its knowledge, Composites held all necessary qualifications for its products from its customers pursuant to which sales were made to such customers during the periods covered by the Financial Statements. Except as set forth in Schedule 3.5(b), neither Seller nor Composites has, since July 1, 1990, received any notification that any material qualifications for Composites' commercially manufactured products as established by Composites' customers have been revoked or terminated as a result of the failure of products manufactured by Composites to meet the specifications required by such qualifications, and to the knowledge of each of Seller and Composites, no such revocation or termination is threatened or contemplated.

        3.6 Compliance with Laws. Composites is not in violation of any foreign, federal, state or local law, statute, ordinance or regulation in effect on or prior to the Closing Date, except for laws, statues, ordinances, or regulations dealing with environmental, tax, employee benefits, and labor and employment matters, improper payments (which matters are exclusively the subject of Sections 3.9, 3.14, 3.15, 3.16 and 3.23, respectively) and except for such violations which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

        3.7  Properties.

        (a) Except for property (other than real property) and assets sold since the Balance Sheet Date in the ordinary course of business which, other than finished goods in inventory, did not in the aggregate exceed property and assets having a fair market value in excess of $100,000, and except in the case of Intellectual Property, which is exclusively the subject of Section 3.10, Composites has good and valid title to or rights in, or in the case of leased property has valid leasehold interests in, all material personal property and assets (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. Except as set forth in Schedule 3.7(b), Composites has good and marketable, indefeasible, fee simple title to, or in the case of leased real property has valid leasehold interests in, all real property reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such property or assets (whether real or personal) is subject to any liens, security interests, claims or other charges ("Liens"), except (i) Liens for Taxes not yet due, (ii) mechanic's, materialman's, and other common law or statutory Liens of vendors not perfected or recorded under law, (iii) Liens that do not materially detract from the value or materially interfere with the present use of the assets to which they apply and (iv) Liens disclosed in Schedule 3.7(a) (collectively, "Permitted Liens").

        (b) Schedule 3.7(b) sets forth (i) all real property owned by Composites and the most recent ALTA surveys and title reports of such property possessed by Composites, (ii) all real property leased by Composites and any ALTA surveys of such property possessed by Composites (and the annual rental for such property), (iii) all personal property leased by Composites requiring annual payments in excess of $100,000 (and the annual rental for such property), and (iv) all personal property owned by Composites with a book value of $100,000 or more. Except as set forth in Schedule 3.7(b), the property listed in Schedule 3.7(b) and all other personal property owned or leased by Composites is all that used to carry on the Business as currently conducted. Composites conducts reasonable maintenance in the ordinary course of business consistent with past practice with respect to all machinery and equipment presently being utilized by it in the manufacture of its products.

        (c) Except as set forth in Schedule 3.7(c), the leases of real and personal property described in Section 3.7(b) are in full force and effect, all rentals or other payments due and payable thereunder prior to the date hereof have been duly paid and Composites is in compliance with all material provisions of each such lease. To the knowledge of each of Seller and Composites, no default or event of default exists and no event which, with notice or lapse of time, or both, would constitute a default or event of default has occurred and is continuing, under the terms or provisions, express or implied, of any of such leases, nor has Seller or Composites received notice of any claim of such default or event of default.

        (d) There are no eminent domain proceedings pending or, to the knowledge of each of Seller and Composites threatened, against any property owned by Composites or any material portion thereof which proceedings (if resulting in a taking) would reasonably be expected to have a material adverse effect on the use of such property as currently used in the operation of the Business.

        (e) Seller has made available to Purchaser true and correct copies of the most recent title insurance commitments, title insurance policies and surveys in Composites' possession relating to real properties owned or leased by Composites.

        (f) Neither Seller nor Composites has received any notice or has knowledge of violations of any local zoning or land use or other similar regulations in respect of the real property listed on Schedule 3.7(b) which are in effect or remain unresolved.

        3.8 Bank Accounts. Schedule 3.8 sets forth the name and number of each Composites bank account together with the name and address of the bank for each account.

        3.9 Environmental Protection. Except as would not reasonably be expected to have a Materially Adverse Effect or as set forth in Schedule 3.9 hereto:

        (a) Composites has obtained all permits, licenses and other authorizations (hereinafter collectively referred to as "Authorizations") which are required with respect to the current operation of the Business, its assets and the use, ownership and operation of the Manufacturing Facilities and any real property under any Environmental Law and each such

Authorization is in full force and effect.

        (b) Composites is in compliance with all terms and conditions of the Authorizations specified in subsection 3.9(a) above, and is also in compliance with, and not subject to liability under, any Environmental Law (including, without limitation, compliance with standards, schedules and timetables therein having the force of law).

        (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, proceeding, notice or demand letter or request for information pending or, to the knowledge of Seller or Composites, threatened, nor to the knowledge of Seller or Composites is there any investigation pending or threatened, under any Environmental Law against Composites or against any person or entity whose liability for any such matter Composites has retained or assumed either by agreement or by operation of law.

        (d) No Lien is in effect under any Environmental Law with respect to any assets, facility or real property owned, operated, leased or controlled by Composites.

        (e) Neither Seller nor Composites has received notice that Composites has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA") or any comparable state or foreign law nor has either Seller or Composites received any notification that any hazardous substances or any pollutant or contaminant, as defined in CERCLA and its implementing regulations, or any toxic substance, hazardous waste, hazardous constituents, asbestos or asbestos containing material, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials subject to regulation under any Environmental Law (collectively "Hazardous Materials") that Composites has used, generated, stored, treated, handled, transported or disposed of or arranged for transport for disposal or treatment of, or arranged for disposal or treatment of, has been found at any site at which any governmental agency or private party is, to the knowledge of each of Seller and Composites, conducting or planning to conduct an investigation or other action pursuant to any Environmental Law.

        (f) Since July 1, 1985, except as may have occurred in compliance with an Authorization, there have been no releases (i.e., any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of Hazardous Materials by Composites on, at, upon, into or from any of the real properties owned, leased, operated or used by Composites or facilities thereon.

        (g) There is no asbestos in, on, or at any real property or facility or equipment owned, leased or operated by Composites.

        (h) No real property owned, leased or operated by Composites is (i) listed or publicly proposed for listing on the National Priorities List under CERCLA or is (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable published list maintained by any foreign or state governmental authority.

        (i) No notice or other filing, or consent or approval is required under any Environmental Law in connection with or as a result of the transactions contemplated by this Agreement.

        (j) There are no underground storage tanks or related piping located at, on or under any real properties owned, leased or operated by Composites.

        (k) Composites has delivered or otherwise made available for inspection to Purchaser or its agents true, complete and correct copies of any reports, studies, assessments, analyses, evaluations, test or monitoring results in each case prepared since July 1, 1990, possessed, available to or initiated by or on behalf of Composites pertaining to Hazardous Materials in, on, beneath or adjacent to any of the Manufacturing Facilities or real properties owned, leased, operated or used by Composites or regarding Composites' compliance with or liability under any Environmental Law.

        (l) For purposes of this Agreement, "Environmental Law" means the common law and any applicable foreign, federal, state and local laws or regulations, codes, ordinances, rules, orders, decrees or judgments in effect on or prior to the Closing Date relating to pollution or protection of public or employee health or the environment, including, without limitation, those relating to (i) any releases or threats of releases of Hazardous Materials into the environment (including, without limitation, ambient air, indoor air, surface water, groundwater, land surface or subsurface) and (ii) underground or above ground storage tanks, and related piping, and releases or threatened releases therefrom.

        3.10 Intellectual Property. (a) Schedule 3.10(a) sets forth or describes all domestic and foreign patents, patent applications, patent licenses, written know-how licenses, trade names, material secrecy agreements, registered trademarks, registered copyrights, registered service marks, trademark and service mark applications currently used or held for use in the Business.

        (b) To Seller's knowledge, Composites owns, licenses or has rights to use all Intellectual Property to the extent used or held for use in connection with the Business.

        (c) Except as set forth in Schedule 3.10(c), in the last 7 years, no claim has been asserted against Seller or Composites, and Seller and Composites have no knowledge, that the conduct of the Business as now operated conflicts with valid patents, patent rights, licenses, trademarks, service marks, trademark rights, trade names, trade name rights or copyrights of others in any way that would reasonably be expected to have a Material Adverse Effect.

        (d) Except as set forth in Schedule 3.10(d), to the knowledge of each of Seller and Composites, no other entity's use of any Intellectual Property infringes any rights in Intellectual Property held by Composites.

        3.11 Material Agreements and Bids; Breaches.

        (a) Except as set forth in Schedule 3.11:

                (i) Schedule 3.11(a)(i) hereto sets forth a complete and correct list of all Material Agreements in effect on the Closing Date. All Material Agreements are valid and binding on the parties thereto in accordance with their terms and are in full force and effect in all material respects.

                (ii) No show-cause notices, stop work orders, cure notices, default terminations, written notices of default (claimed or actual) or similar notices or negative determinations of responsibility are in effect or remain unresolved against Composites with respect to any Material Agreement.

        (iii) With respect to all Government Contracts and Government Bids, there are no pending, and to the knowledge of each of Seller and Composites, there are no contemplated or threatened (A) civil fraud or criminal investigations by any government investigative agency, (B) suspension or debarment proceedings (or equivalent proceedings) against Composites, (C) requests by the government for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency or similar agency, or claim of defective pricing in excess of $100,000 individually or $500,000 in the aggregate, (D) disputes between Composites and the government which have resulted in a government contracting officer's final decision where the amount in controversy exceeds or would reasonably be expected to exceed $100,000 individually or $500,000 in the aggregate, or (E) claims or equitable adjustments by Composites against the government or any third party in excess of $100,000 individually or $500,000 in the aggregate.

        (iv) To the knowledge of Seller and Composites, there is no fact which would prevent the transfer of facility security clearances held by Composites to Purchaser after Closing other than Composites' current level of activity.

        (v) For purposes of this Agreement, "Material Agreement" means any agreement (including, without limitation, any legally binding purchase order) or Government Contract which (A) has a stated value, including options, greater than $100,000, (B) is a contractual obligation of Composites greater than $100,000, or (C) is a material lease.

        (vi) For purposes of this Agreement, "Government Contract" means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order or delivery order of any kind in writing, including all amendments, modifications, and options thereunder or relating thereto, in existence as of the date hereof, between Composites and (A) the U.S. Government, (B) any prime contractor of the U.S. Government, or (C) any subcontractor to any contract described in clauses (A) or (B) above. The term "Government Bid" shall mean any written quotation, bid or proposal outstanding as of the date hereof made by Composites that, if accepted or awarded, would lead to a contract with (A) the U.S. Government, (B) any prime contractor of the U.S. Government, or (C) any subcontractor to any contract described in clauses (A) or (B) above.

        (vii) With respect to any Government Contract which expired, or was terminated, or for which final payment was made within three (3) years prior to the date hereof, and except as set forth in Schedule 3.11(a)(vii) hereto, to the knowledge of Seller and Composites, there are no requests by the U.S. Government for a contract price adjustment based upon a claim of defective pricing in excess of $100,000.

        (viii) The Settlement Agreement (the "Settlement Agreement") between Composites and Beatrice Companies, Inc. ("Beatrice") dated May 31, 1994 constitutes the legal, valid and binding obligation of each of the parties thereto and is enforceable on the Closing Date against each such party in accordance with its terms, including, but not limited to, with respect to the asbestos litigation set forth on Schedule 3.3. Composites is not, nor to Seller's or Composites' knowledge is Beatrice in breach of its obligations under the Settlement Agreement and Composites has not received any notice of any alleged failure on its part to perform any of its obligations under the Settlement Agreement.

        (b) Breaches. Except as set forth in Schedule 3.11(b)(1), Composites is not in violation of its Certificate of Incorporation or By-laws or in default in the performance or observance of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or of any provision of any judgment, decree, order, statute, rule (including cost accounting standards), or regulation applicable to or binding upon Composites which individually, or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.11(b)(2), no notice of any alleged failure on Composites' part to perform any obligation under any Material Agreement or of the proposed termination or nonrenewal of any Material
Agreement is in effect or remains unresolved by reason of (i) alleged deficiencies in products manufactured and/or sold by Composites, or (ii) Composites' alleged failure to perform its contractual obligations on a timely basis. There is no other actual or, to the knowledge of each of Seller and Composites, alleged breach by Composites or, to the knowledge of each of Seller and Composites, by any other party thereto which would warrant termination or nonrenewal of a Material Agreement.

        3.12 Financial Statements. Attached hereto as Schedule 3.12 are the audited financial statements of Composites for the periods ending December 26, 1993 and December 25, 1994 (the "Audited Financial Statements") and the unaudited management accounts of Composites for the period January 1995 through August 1995 (said Audited Financial Statements and said management accounts collectively referred to as the "Financial Statements"). The Audited Financial Statements present fairly in all material respects the financial positions of Composites as described therein and the results of operations of Composites for the periods stated therein, including, without limitation, the Working Capital, as of the dates therein referred to, and in each case are presented in accordance with Seller's normal accounting practices, which are in accordance with GAAP, except as disclosed in Schedule 3.12(a) and the notes to the Financial Statements, consistently applied throughout the periods of the Financial Statements involved. Said management accounts have been prepared in accordance with the policies and procedures consistently applied in the preparation of the management accounts of Composites since 1991.

        3.13 Absence of Certain Changes or Events. Except as set forth in
Schedule 3.13, since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practice and there has been no event or series of events that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.13, since the Balance Sheet Date, Composites has not:

        (a) incurred any obligation, commitment or liability (fixed or contingent), except trade or business obligations incurred in the ordinary course of business, which trade or business obligations individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

        (b) transferred or granted any material rights under or with respect to any Intellectual Property;

        (c) (i) made or granted any wage or salary increase (other than in the ordinary course and consistent with past practice), (ii) engaged any new officer or employee at an annual rate of compensation in excess of $50,000 per annum, or (iii) entered into, or increased the annual rate of compensation paid by Composites pursuant to, any employment agreement or other arrangement with any person which provides for an annual rate of compensation or other payments which, together with all other payments and benefits, would provide aggregate annual compensation in excess of $50,000 and which may not be terminated by Composites without any payment, other than pursuant to the ICI Composites Severance Plan, except by notice of at least 30 days;

        (d) increased the benefits in an existing Composites Employee Plan or any commitment to adopt any additional Composites Employee Plan, terminated or made any arrangement to terminate any Composites Employee Plan, or determined that an event has occurred which might result in the involuntary termination of any Employee Benefit Plan under Title IV of ERISA.

        (e) made or entered into any contract or commitment to make capital expenditures in excess of $150,000 individually or $750,00 in the aggregate; or

        (f) made any transfer of property (other than cash, Excluded Assets, and those items included in Schedules 1.1 and 3.13(f), or incurred or guaranteed any indebtedness, to or for the benefit of Seller or its Affiliates, other than any dividends (comprising cash, Excluded Assets or items included in Schedules 1.1 and 3.13(f)) paid to Seller on or prior to the Closing Date.

        (g) suffered any Material Adverse Effect from damage, destruction or casualty loss to any property of Composites.

        3.14 Tax Matters. (a) Composites or an ICI Company, has filed or Seller, to the extent responsible for filing under Section 5.10 hereof, will file or cause to be filed in a timely manner with the applicable taxing authorities of the United States, states, localities, foreign countries and political subdivisions of foreign countries all of Composites' Tax returns, reports or other filings (other than IRS Forms 5500 and such other returns, reports or other filings as they relate to employee benefit plans) which are required to be filed on or before the Closing Date (the "Tax Returns"). All Taxes shown on the Tax Returns to be due and payable have been paid by Composites or will be accrued as a liability in the Statement of Working Capital.

        (b) To the knowledge of each of Seller and Composites, except as set forth in Schedule 3.14(b), with respect to Taxes (i) Composites is not a party, directly or through a tax sharing arrangement, to any pending action or proceeding by any domestic or foreign governmental authority for assessment or collection of Taxes and (ii) there is no (A) current audit, or (B) administrative or court proceeding currently pending with regard to any Tax or Tax Returns of Composites by any taxing authority.

        (c) Except as set forth in Schedule 3.14(c), Composites has not executed any waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

        (d) Except as otherwise provided in Section 7.4(a) or set forth in
Schedule 3.14(d), no power of attorney currently in force has been granted by Composites concerning any Tax matter.

        (e) Except as set forth in Schedule 3.14(e), Composites is not a party to any agreement relating to the allocation or sharing of Taxes.

        (f) Except as set forth in Schedule 3.14(f), Composites is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

        3.15 Employee Benefits.

        (a) (i) Except as otherwise set forth in Schedule 3.15, all material and legally binding obligations for salaries, vacation pay and bonuses which were due and payable to the employees of Composites on or before the Closing Date have been paid or adequate accruals therefor have been provided.

                (ii) Schedule 3.15 sets forth, as of the date specified in said schedule, a materially correct and complete list of the names of the employees of Composites and their salary or wage rates.

        (b) Set forth in Schedule 3.15 is a correct and complete list of each Composites Employee Plan. Except as set forth in Schedule 3.15, Seller provided to Purchaser the most recent copy of each such Composites Employee Plan. To the extent any such Composites Employee Plan is not in writing, a short summary of the plan has been set forth in Schedule 3.15.

        (c) Except as set forth in Schedule 3.15, none of the Composites Employee Plans is a Multiemployer Plan (as defined in Section 3(37) of ERISA). Neither Composites nor any ERISA Affiliate has made within the preceding six plan years, or expects to make prior to the Closing, a complete or partial withdrawal from any Multiemployer Plan so as to incur withdrawal liability as defined in Section 4201 of ERISA or contingent withdrawal liability under
Section 4204 of ERISA for which Composites would be liable. The total aggregate withdrawal liability which would result under Section 4201 of ERISA if Composites were to withdraw in a complete withdrawal (as defined in Section 4203 of ERISA) on the Closing Date from each Composites Employee Plan that is a Multiemployer Plan would not result in a Material Adverse Effect.

        (d) Except as set forth in Schedule 3.15, Seller previously has provided to Purchaser the most recent summary plan description of each Composites Employee Plan disseminated to employees of Composites; and the most recent annual report (Form 5500) with attached schedules for those Composites Employee Plans that only cover employees of Composites, and in the case of such a plan which is a defined benefit Qualified Plan, the most recent actuarial valuation report.

        (e) Except as set forth in Schedule 3.15, there is no obligation or liability to provide post retirement welfare benefits to current or future retirees of Composites (other than those required by Section 601 et seq. of ERISA).

        (f) Except as set forth in Schedule 3.15, each Composites Employee Plan has been administered in material compliance with its terms, and to the extent applicable, with ERISA and the Code.

        (g) Except as set forth in Schedule 3.15, with respect to any Composites Employee Plan, there are: (i) no prohibited transactions, within the meaning of Section 406 of ERISA or Section 4975 of the Code, which have been committed and which would reasonably be expected to result in a Material Adverse Effect; (ii) no pending, or to the knowledge of Seller, threatened suits, claims, investigations or proceedings against a Composites Employee Plan by a Composites Employee or former employee of Composites (other than routine claims for benefits; and (iii) no claims or other matters currently pending, nor to the knowledge of Seller, are there any investigations or claims threatened or pending, by, with or before the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other federal governmental agency.

        (h) All contributions, premiums and other payments required to be paid prior to the Closing Date to Composites Employee Plans by Composites, under applicable law or the terms of such plans, have been paid. Except as set forth in Schedule 3.15, each Composites the employees of Composites on or before the Closing Date have been paid or adequate accruals therefor have been provided.

                (ii) Schedule 3.15 sets forth, as of the date specified in said schedule, a materially correct and complete list of the names of the employees of Composites and their salary or wage rates.

         (b) Set forth in Schedule 3.15 is a correct and complete list of each Composites Employee Plan. Except as set forth in Schedule 3.15, Seller provided to Purchaser the most recent copy of each such Composites Employee Plan. To the extent any such Composites Employee Plan is not in writing, a short summary of the plan has been set forth in Schedule 3.15.

         (c) Except as set forth in Schedule 3.15, none of the Composites Employee Plans is a Multiemployer Plan (as defined in Section 3(37) of ERISA). Neither Composites nor any ERISA Affiliate has made within the preceding six plan years, or expects to make prior to the Closing, a complete or partial withdrawal from any Multiemployer Plan so as to incur withdrawal liability as defined in Section 4201 of ERISA or contingent withdrawal liability under
Section 4204 of ERISA for which Composites would be liable. The total aggregate withdrawal liability which would result under Section 4201 of ERISA if Composites were to withdraw in a complete withdrawal (as defined in Section 4203 of ERISA) on the Closing Date from each Composites Employee Plan that is a Multiemployer Plan would not result in a Material Adverse Effect.

        (d) Except as set forth in Schedule 3.15, Seller previously has provided to Purchaser the most recent summary plan description of each Composites Employee Plan disseminated to employees of Composites; and the most recent annual report (Form 5500) with attached schedules for those Composites Employee Plans that only cover employees of Composites, and in the case of such a plan which is a defined benefit Qualified Plan, the most recent actuarial valuation report.

        (e) Except as set forth in Schedule 3.15, there is no obligation or liability to provide post retirement welfare benefits to current or future retirees of Composites (other than those required by Section 601 et seq. of ERISA).

        (f) Except as set forth in Schedule 3.15, each Composites Employee Plan has been administered in material compliance with its terms, and to the extent applicable, with ERISA and the Code.

        (g) Except as set forth in Schedule 3.15, with respect to any Composites Employee Plan, there are: (i) no prohibited transactions, within the meaning of Section 406 of ERISA or Section 4975 of the Code, which have been committed and which would reasonably be expected to result in a Material Adverse Effect; (ii) no pending, or to the knowledge of Seller, threatened suits, claims, investigations or proceedings against a Composites Employee Plan by a Composites Employee or former employee of Composites (other than routine claims for benefits): and (iii) no claims or other matters currently pending, nor to the knowledge of Seller, are there any investigations or claims threatened or pending, by, with or before the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other federal governmental agency.

        (h) All contributions, premiums and other payments required to be paid prior to the Closing Date to Composites Employee Plans by Composites, under applicable law or the terms of such plans, have been paid. Except as set forth in Schedule 3.15, each Composites

Employee Plan which is a "group health plan" (as defined in the Code and ERISA) is and has been operated in material compliance with the requirements of part 6 of Subtitle B of Title 1 of ERISA and Section 4980B of the Code with respect to former employees of Composites. Except as set forth in Schedule 3.15, neither Composites nor any ERISA Affiliates has incurred any liability to the Pension Benefit Guaranty Corporation, except for annual premiums that have been paid when due. Composites and its ERISA Affiliates have made all contributions required under Section 302 of ERISA of Section 412 of the Code with respect to all Employee Plans. Composites and its ERISA Affiliates have made all contributions required during the preceding five plan years under Section 302 of ERISA or Section 412 of the Code when due with respect to the Hourly Pension Plan and the Salaried Pension Plan.

        (i) Except as required by this Agreement or disclosed in Schedule 3.15, the execution, delivery and performance of this Agreement will not result in any increase in the compensation or benefits payable by Composites or otherwise payable to a Composites Employee or the acceleration of the time of payment or vesting of any such compensation or benefits.

        (j) The ICI Americas Pension Plan and each other Composites Employee Plan (other than the Salaried Pension Plan) which is intended to be a Qualified Plan has received a favorable determination letter from the Internal Revenue Service to the effect that such plan so qualifies, or an application for such a letter has been applied for prior to April 1, 1995, and such application is pending and no event has occurred and no condition exists as of the Closing Date which would reasonably be expected to result in the loss of Qualified Plan status or the imposition of any material liability, penalty or tax on Composites under ERISA or the Code with respect to said Qualified Plans and which cannot be cured retroactively without any liability (other than compliance with the amendment or modification referred to in this sentence) by an amendment or modification to the Qualified Plan document. The Salaried Pension Plan is a Qualified Plan and no event has occurred and no condition exists as of the Closing Date which would reasonably be expected to result in the loss of Qualified Plan status or the imposition of any material liability, penalty or Tax on Composites under ERISA or the Code with respect to said Salaried Pension Plan and which cannot be cured retroactively without any liability (other than compliance with the amendment or modification referred to in this sentence) by an amendment or modification to the Qualified Plan document.

        (k) Composites does not as of the Closing have any material liability under the joint and several liability provisions of the Code or Title IV of ERISA as the result of pre-Closing Date liabilities of its ERISA Affiliates.

        (l) No liability under any Composites Employee Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Seller, Composites or any ERISA Affiliate has received notice that such insurance company is in rehabilitation.

        3.16  Labor and Employment Matters.  (a) Except as set forth in
Schedule 3.16, Composites is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by it in connection with the operation of the Business ("Collective Bargaining Agreement"). Except as set forth in Schedule 3.16, there are no strikes, slowdowns, work stoppages or lockouts, by or with respect to any employees of Composites in connection with the operation of the Business and, to the knowledge of each of Seller and Composites, no such actions are threatened.

        (b) Except as set forth in Schedule 3.16, Composites is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice.

Except as set forth in Schedule 3.16, there is no unfair labor practice complaint against Composites pending before the National Labor Relations Board or any comparable state or local agency and, to the knowledge of Seller and Composites, no such complaint is threatened.

        (c) No grievance which would reasonably be expected to have a Material Adverse Effect nor any material arbitration proceeding arising out of or under a Collective Bargaining Agreement is pending.

        (d) To Seller's and Composites' knowledge, there are no trade union organizing efforts currently under way at any facility.

        (e) Except as set forth in Schedule 3.16(e), there are no existing material written labor settlement agreements (other than the Collective Bargaining Agreements) or court orders or National Labor Relations Board decisions which by their terms affect all the members of a collective bargaining unit.

        3.17 Insurance. Immediately prior to the Closing Date, Composites, or an ICI Company for the benefit of Composites, maintained policies of fire, casualty, liability and other forms of insurance, a list of such policies is provided as set forth in Schedule 3.17. No such policies and other forms of insurance will be in place on or after the Closing Date.

        3.18  Maintenance of Business with Customers.  Except as set forth in
Schedule 3.18, and excluding change orders and contract modifications and terminations having a value not exceeding $100,000 in any individual case, since the Balance Sheet Date, there has been no termination, cancellation or material limitation of, or any material modification or change in, the business relationship of Composites with any customer or group of customers whose purchases individually or in the aggregate provided more than 7% of the gross revenues of Composites, or of any supplier or group of suppliers whose provision of inventory or services individually or in the aggregate constituted more than $250,000.

        3.19 Related Party Transactions. Except as set forth in Schedule 3.19, after the Closing, Composites will have no liabilities or obligations to Seller or any other ICI Company, except as otherwise contemplated by this Agreement and the Ancillary Agreements.

        3.20 Disclosure Schedules. Information fairly disclosed in a Schedule shall, where the context permits, be an exception to, and a qualification of, all of the representations and warranties made in this Article III (the "Warranties"), whether or not the Schedule is identified as being an exception to any of the Warranties in question and whether or not any of the Warranties identifies a different Schedule as containing exceptions to any of the Warranties in question.

        3.21 No Other Representations. Except as expressly provided in this Agreement all warranties and representations on the part of Seller, Composites or any ICI Company whether express or implied, statutory or otherwise are, to the extent permitted by law, hereby expressly excluded and Purchaser hereby acknowledges to Seller that it has not relied on any warranties, representations, statements as to fact, undertakings or disclosures other than those expressly set out in this Agreement (including the Schedules) and that no other warranties, representations, undertakings or indemnities have been given by or on behalf of Seller, Composites or any ICI Company.

        3.22 Finders' Fees. Neither Composites nor any ICI Company has retained any finder, broker or financial advisor in connection with the transactions contemplated by this Agreement. Seller hereby agrees to indemnify and hold harmless Purchaser from and against any liability for commissions or compensation in the nature of a finder's fee to any broker or other person or firm (as well as the costs and expenses of defending against such liability or asserted liability) for which Seller or any of its employees or representatives may be responsible by reason of this Agreement or the transactions contemplated hereby.

        3.23 Payments. Except as set forth in Schedule 3.23, to the knowledge of each of Seller and Composites, no manager or employee of Composites has, during the past ten years, violated the Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. Section 78dd-1, Section 78dd-2 and Section 78m(b)), the Anti-Kickback Act of 1986, as amended (41 U.S.C. Section 51 et seq.) or 18 U.S.C. Section 201.)

        3.24 Aviation Legal Liability Insurance. Prior to the Closing (but not earlier than July 1, 1985), Composites was covered under a policy or policies of aviation legal liability insurance having policy wording substantially identical to that described in the Sedgwick Cover Note dated 26 June 1995 and the Sedgwick 1994/95 policy wording dated 2 October 1995 set forth in Schedule
3.24 and which provided for sums insured of at least $150,000,000.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants as of the Closing as follows:

        4.1 Organization and Authority of Purchaser. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

        4.2 No Conflict. The execution, delivery and performance of this Agreement by Purchaser do not and will not (i) violate or conflict with any material law, rule, regulation, order, judgment, injunction, decree, determination or award applicable to Purchaser (ii) violate or conflict with the certificate of incorporation or by-laws of Purchaser, or (iii) require any material pre-Closing consent, notice, authorization or approval under, result in any material breach of, or constitute a material default (or event which with notice or lapse of time or both would become a material default) under, or result in the creation of any material lien or other encumbrance on any of the properties or assets of Purchaser pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Purchaser or any of its Affiliates is a party or by which any of them, any of its or their respective properties is bound or affected, which might have a material adverse affect on the consummation of the transactions contemplated hereby.

        4.3 Absence of Litigation. No claim, action, suit or proceeding is pending or, to the knowledge of Purchaser, threatened, and to the knowledge of Purchaser, no investigation is pending or threatened, which seeks to delay or prevent the consummation of the transactions contemplated hereby.

        4.4 Consents and Approvals. The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser does not require any consent, approval, authorization or other action by, or filing with or notification to, any domestic or foreign governmental or regulatory authority or any other person, except for the filing of forms with the Internal Revenue Service, as contemplated by Section 5.6 hereof and except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not (i) prevent Purchaser from performing any of its obligations under this Agreement, or (ii) otherwise prevent the consummation of the transactions contemplated herein by Purchaser.

        4.5 Due Diligence Investigation. Purchaser acknowledges that it has had the opportunity to review the due diligence materials supplied or made available by Seller, including, without limitation, the types of information described in Schedule 4.5.

        4.6 Finders' Fees. Neither Purchaser nor any Affiliate of Purchaser has retained any finder or broker other than Valufinder Group, Inc. in connection with the transactions contemplated by this Agreement. Purchaser hereby agrees to indemnify and hold harmless Seller from and against any liability for commissions or compensation in the nature of a finder's fee to any broker or other person or firm including Valufinder Group, Inc. (as well as the costs and expenses of defending against such liability or asserted liability) for which purchaser or any of its employees or representatives may be responsible by reason of this Agreement or the transactions contemplated hereby.


                                   ARTICLE V

                                   COVENANTS

        5.1 Noncompetition. (a) For a period commencing on the Closing Date and continuing thereafter for five (5) years, Seller or any ICI Company (excluding any ICI Company in Australia or New Zealand with respect to polyester resins) shall not engage in the manufacture, sale, marketing or distribution of any products manufactured, sold, marketed or distributed by Composites on the Closing Date in any territory where Composites has manufactured, sold, marketed or distributed such products in the 12 month period immediately preceding and including the Closing Date. The parties agree that if a court of competent jurisdiction shall hold the foregoing restriction on competition to be unreasonable, then such restriction shall be construed to refer only to such period of time or such geographical areas as such court shall deem reasonable. For the avoidance of doubt, nothing in this Section 5.1 shall be deemed to apply to any ICI Company in Australia or New Zealand with respect to polyester resins.

        (b) Nothing in Section 5.1(a) or in this Agreement shall prevent Seller or any ICI Company from purchasing any corporation or business a part of which has an interest in any products subject to Section 5.1(a) unless more than 15% of the turnover of such corporation or business in its last accounting year was generated by its interest in such products. In the event that Seller or any ICI Company purchases any corporation or business which does have such interest in such products but such interest did not account for 15% of its turnover (as calculated above) than as soon as practicable after such purchase taking place, Seller or the relevant ICI Company that has acquired such corporation or business shall, if not prohibited by applicable law, offer for sale to Purchaser the interest relating to any such products as aforesaid and Seller (or the relevant ICI Company) shall, if requested to do so by Purchaser, enter into good faith exclusive negotiations with Purchaser for the sale of such interest. In the event that Purchaser does not purchase such interest from Seller (or the relevant ICI Company) then Seller (or the relevant ICI Company) shall be free to keep the said interest with the consent of Purchaser (such consent not to be unreasonably withheld or delayed provided the negotiations referred to above were conducted in good faith (including with respect to price and other material terms)). In the circumstances that such consent is reasonably withheld, then Seller (or the relevant ICI Company) shall use reasonable efforts to divest the said interest within 12 months of such consent having been withheld. Prior to the consummation of any sale of said interest to a third party at a price together with other material terms in the aggregate more favorable than offered to Purchaser pursuant hereto. Seller (or the relevant ICI Company) shall make an irrevocable offer to Purchaser (which may be accepted by the Purchaser within sixty days following such offer) to sell such interest to Purchaser or one of its Affiliates on substantially identical terms. In the event Purchaser fails to accept such offer within sixty days, or if so accepted, the sale to Purchaser is not completed within sixty days of such acceptance and Seller (or the relevant ICI Company) has negotiated in good faith with Purchaser, Seller (or the relevant ICI Company) shall have no further obligation to Purchaser hereunder.

        5.2. Use of ICI Name. (a) Purchaser acknowledges and agrees that ICI shall retain all rights to use the letters "ICI" and all trademarks, trade names and service marks that include the letters "ICI" (including without limitation the ICI roundel) (collectively, the "ICI Letters"). Except as otherwise provided in this Section 5.2, after the Closing neither Purchaser nor Composites nor any of their Affiliates will have any ownership interest in or any right to use any trademark, trade name or service mark that includes the ICI Letters.

        (b) After the Closing, Composites shall have the right to sell existing inventory and to use existing stocks of packaging, labelling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing the ICI Letters until the earlier of (i) the date existing stocks are exhausted or (ii) six (6) months following the Closing Date. After six (6) months following the Closing Date, Purchaser shall cause Composites to relabel any such remaining inventory and stocks. The obliteration of the ICI Letters shall be deemed compliance with this covenant. For a period not to exceed six (6) months after the Closing Date, Composites shall have the right to use the ICI Letters in advertising that cannot be changed by its using reasonable efforts.

        (c) Purchaser shall cause Composites to use reasonable efforts to cease using the ICI Letters on buildings, cars, trucks, and other fixed assets as soon as practicable but in no event shall Composites use, nor shall Seller permit Composites to use, the ICI letters later than three months after the Closing Date.

        (d) Within five Business Days after the Closing Date, Purchaser will cause Composites to change its name to a name not including the ICI Letters.

        5.3 Post-Closing Access to Tax and Other Records. (a) Seller and Purchaser (for itself and on behalf of Composites) will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or in conducting any audit or other proceeding in respect of Taxes. Except with respect to any state or local taxing jurisdiction where Composites files a separate return (i.e., a return other than a combined, unitary or consolidated return) and that does not treat Composites as a new corporation for income tax purposes on the day after the Closing Date or does not otherwise provide treatment similar to that accorded under Section 338(h)(10) of the Code, such cooperation and information shall not include providing copies of income or franchise tax returns or portions thereof; provided, that Seller will make available to Purchaser the portion of a consolidated, unitary or combined return that pertains solely to Composites and Seller will make available to Purchaser's professional representatives a copy of a combined, consolidated or unitary Tax Return in the event that the Purchaser or Composites establishes to Seller's reasonable satisfaction that the same is necessary in connection with a material matter relating to the determination of Purchaser's or Composites' liability for Taxes. Such professional representatives shall not disclose any such Tax Return to Purchaser or Composites. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Each party will retain all returns, schedules and work papers and all material records or other documents in its possession relating to Tax matters of Composites for the taxable year ending after the Closing Date and for all previous years, until the expiration of the statute of limitations of the taxable years to which such returns and other documents relate (and, to the extent notified by the other party in writing, any extensions thereof).

        (b) Each party (and in the case of Purchaser for itself and on behalf of Composites) will afford or cause to be afforded to the other party and its agents reasonable access to the properties, books, records (including but not limited to Tax (subject to Section 5.3(a) above) and environmental matters and in connection with the assertion of claims respecting canceled Government Contracts), employees and auditors of such party to the extent necessary to permit the other party to determine any matter relating to the Business or its rights and obligations hereunder.

        (c) Each party (and in the case of Purchaser, for itself and on behalf of Composites) will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, professional representatives, advisors (including without limitation, any lenders and/or financial advisors to or shareholders of the Purchaser) and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party's business provided to it pursuant to this Section.

        (d) Notwithstanding anything to the contrary in this Agreement, Seller shall use its reasonable efforts to require that Seller's Accountants deliver to Purchaser and Composites, and permit the use by Purchaser and Composites of, reports and opinions of Seller's Accountants relating to the Financial Statements and, if Seller's Accountants refuse, Seller shall allow reasonably necessary access to the books, records and workpapers required to enable Purchaser's Accountants to audit the financial statements of Composites for the three full fiscal years prior to the Closing Date.

        5.4 Sales and Transfer Taxes. Purchaser and Seller shall share equally all sales, transfer, documentary and similar taxes, if any, incurred in connection with, by reason of or measured by the transactions contemplated by this Agreement, except for Taxes relating to the transactions described in
Section 2.4 hereof, which shall be payable by the Seller.

        5.5 Further Assurances. Each of the parties hereto shall execute, or cause to be executed, such documents and other papers and take, or cause to be taken, such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings. Seller shall exercise best efforts (a) to cause The Glidden Company to amend paragraph 2(a) of the Glidden Master Service Agreement to provide for an exit term of six
(6) months and (b) to amend each of the Ancillary Agreements to allow for assignment on the same basis as this Agreement.

        5.6  Section 338(h)(10) Election.

        (a) Seller represents and warrants that Composites (i) is a member of the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which

Seller is a member and (ii) will be included in the consolidated United States federal income tax return that includes the Seller for Composites' taxable period ending on the Closing Date.

        (b) Seller and Purchaser agree to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to Seller and Composites (the "Section 338(h)(10) Election"), and to timely file such election in accordance with applicable regulations. Internal Revenue Service Form 8023-A shall be completed and signed by Seller and Purchaser and filed with the Internal Revenue Service on or prior to the date when legally due.

        (c) Within six months following the Closing Date, Purchaser and Seller shall endeavor but not be required to agree upon the deemed purchase and sale price of the assets of Composites for federal and applicable state and local tax purposes and the proper allocation (the "Allocation") of such deemed purchase and sale price among the assets of Composites as of the Closing Date in accordance with Section 338(b)(5) of the Code and Treasury Regulation
Section 1.338(h)-1. The Allocation shall not include the respective investment banking, legal, accounting and other fees or costs incurred by each of Purchaser and Seller as a result of the transactions contemplated by this Agreement ("Transaction Costs"). Seller will calculate the gain or loss, if any, resulting from the Section 338(h)(10) Election in a manner consistent with the Allocation and will not take any position inconsistent with the Section 338(h)(10) Election or the Allocation in any Tax Return or otherwise: provided, however, that Seller shall be entitled to take into account its Transaction Costs when calculating its modified aggregate deemed sale price for purposes of determining gain or loss from the deemed disposition of the assets of Composites. Purchaser will allocate the adjusted grossed-up basis in the Shares among the assets of Composites in a manner consistent with the Allocation and will not take any position inconsistent with the Section 338(h)(10) Election or the Allocation in any Tax Return or otherwise; provided, however, that Purchaser will be entitled to add its Transaction Costs to its adjusted grossed-up basis in the Shares for purposes of allocating such amount among the assets of Composites.

        (d) Purchaser shall prepare a draft of the Allocation, which shall be supported by an appraisal obtained at its cost and expense from an independent, nationally-recognized appraisal firm, and shall submit such draft to Seller, together with the appraisal report, for Seller's review and comment no later than 3 months before the last date on which the Section 338(h)(10) Election may be filed. The appraisal report shall provide that Seller shall be permitted to rely on the same in filing its Tax Returns with respect to the Section 338(h)(10) Election. Purchaser and Seller shall thereupon endeavor but shall not be required to enter into an agreement setting forth the Allocation in accordance with such appraisal. If the parties cannot agree, each party shall be entitled to make its own Allocation.

        5.7 Retained Seller Information. Purchaser acknowledges that, on and after the Closing, there may be information at the Manufacturing Facilities which does not relate to the Business ("Retained Seller Information"). Purchaser agrees to allow Seller all reasonable access (upon the Seller giving reasonable notice to the Purchaser) to the Retained Seller Information. Furthermore, Purchaser agrees to maintain (and agrees to cause Composites to maintain) in confidence and not to use any Retained Seller Information. To the extent that Retained Seller Information is contained in books and records, Purchaser agrees not to (and shall not allow Composites to) dispose of or destroy such books and records for a period of at least four (4) years following the Closing Date unless it shall have first notified Seller at least sixty (60) days before such disposition or destruction and given Seller the opportunity (at the expense of Seller) to remove and retain the books and records proposed to be disposed of or destroyed. Nothing in this section shall require Purchaser or Composites to maintain in confidence, or not to use, any information (a) that is now publicly available, (b) that subsequently becomes publicly available other than by action of the Purchaser or Composites, but only after it has become publicly available, (c) that Purchaser obtains from a third party other than Composites not under any obligation to Seller or an Affiliate of Seller respecting such information, but only after Purchaser so obtains such information, or (d) that Purchaser, prior to the Closing Date, already has in its possession.

        5.8 Retained Business Information. Seller acknowledges that, on and after the Closing, there may be information at the facilities of the Seller and other ICI Companies which relates exclusively or principally to the Business and which is material to the day to day operations of the Business ("Retained Business Information"). Seller agrees to allow Purchaser all reasonable access (upon the Purchaser giving reasonable notice to the Seller) to the Retained Business Information. Furthermore, Seller agrees to maintain in confidence and not to use any Retained Business Information other than in relation to its other businesses. To the extent that Retained Business Information is contained in books and records, Seller agrees not to dispose of or destroy such books and records for a period of at least four (4) years following the Closing Date or such longer period as is required by a Material Agreement, a Government Contract or by law unless it shall have first notified Purchaser at least sixty
(60) days before such disposition or destruction and given Purchaser the opportunity (at the expense of Purchaser) to remove and retain the books and records proposed to be disposed of or destroyed. Nothing in this section shall require Seller or any ICI Company to maintain in confidence, or not to use, any information (a) that is now publicly available, (b) that subsequently becomes publicly available other than by action of the Seller or any ICI Company, but only after it has become publicly available or (c) that Seller or any ICI Company obtains from a third party not under any obligation to Purchaser or an Affiliate to Purchaser respecting such information, but only after Seller or any ICI Company so obtains such information.

        5.9 Refunds. Any refunds of Indemnifiable Taxes received by Purchaser or Composites shall be paid over to Seller immediately upon receipt. Any claim for a refund of an Indemnifiable Tax shall be subject to Section 7.4(b).

        5.10 Filing of Returns. Seller shall be responsible for filing or causing an ICI Company to file Tax Returns on behalf of Composites of the type customarily filed by the Tax Department of ICI Americas Inc. in the ordinary course of business prior to the Closing Date with respect to periods prior to the Closing Date. Composites or Purchaser shall be responsible for filing all other Tax returns.

        5.11 Prosecution, Maintenance and Turnover of Intellectual Property
Files.

        (a) Within two months after the Closing Date, or earlier if requested by Purchaser, Seller will deliver to Purchaser the files relating to the patents, patent applications, patent licenses, trademarks, trademark applications, service marks and service mark applications set forth in Schedule 5.11(a) (the "Files"). Purchaser will notify Seller of a location for delivery of the Files as soon as reasonably practicable after the Closing Date but in any event no later than one month after the Closing Date, failing which, the Files will be delivered to Purchaser at the address specified in Section 8.5 hereof. Prior to delivery of the Files, Seller will, to the extent reasonably practicable, provide information contained in the Files as requested by Purchaser for the purposes of enabling Purchaser to docket maintenance fees, annuities, office actions and other items.

        (b) After the Closing Date and until such time as Seller delivers the Files to Purchaser or unless and to the extent Purchaser requests Seller not to take certain actions or not to pay certain fees, Seller will use its reasonable efforts to take any actions and pay any fees in order to avoid lapse of the patents, trademarks, and service marks. All annuity fees and other fees paid by the Seller under this Section after the Closing Date, shall be billed to and payable by

Purchaser, regardless of the portion of the lifetime of the Intellectual Property rights for which such payments are made.

        (c) Purchaser agrees that neither Seller nor any ICI Company, including any of their employees and agents, shall be liable to Purchaser or any of its Affiliates in connection with the performance of any actions as contemplated by Section 5.11(b) and Section 5.11(d) to the extent such actions did not involve gross negligence or willful misconduct on the part of Seller or any ICI Company or any agent or employee thereof. Purchaser waives any claim (whether in contract, tort, or equity) that it may have against Seller and each ICI Company as a result of Seller's actions as contemplated by Section 5.11(b) and Section 5.11(d) other than claims based on gross negligence or willful misconduct. Purchaser shall indemnify and hold Seller and each ICI Company harmless from any costs, expenses, losses or liabilities, including reasonable attorneys' fees, suffered or incurred by Seller and each ICI Company as a result of Seller taking any actions as contemplated by Section 5.11(b) and Section 5.11(d), other than as set forth in the Transition Services Agreement.

        (d) (i) The patent and patent applications set forth in Schedule 5.11(d) are jointly owned by ICI and Composites. After Closing Seller will cause ICI to use its reasonable efforts to continue to prosecute and to grant all such patent applications and to maintain such patents in force for the full terms thereof. ICI shall keep the Purchaser advised in writing on a reasonably regular basis as to any steps taken by it or on its behalf in the prosecution of such applications for patents and in the maintenance or extension of such patents and shall, on request, furnish Purchaser with a copy of any patent application, patent or other document pertinent to the prosecution or maintenance of such applications and patents. Purchaser shall pay to ICI, within 30 days of receipt of an invoice from ICI, fifty percent of all costs, including both in-house and outside costs, incurred by ICI in connection with such prosecution, maintenance or extension, other than as set forth in the Transition Services Agreement.

                (ii) In the event that either ICI or Purchaser is no longer willing to pay its fifty percent share of the costs referred to in paragraph
(i), it shall advise the other party in writing and shall assign its joint interest in such patent or patent application to the other party, where ICI assigns its interest to Purchaser, ICI shall thereafter have no responsibility for prosecution or maintenance of the assigned patent or application.

                                   ARTICLE VI

                                EMPLOYEE MATTERS

        6.1 Retention of Employees. Purchaser shall cause Composites to retain all employees of Composites listed in Schedule 3.15 (hereafter, "Composites Employee") with base salary or wage rates equal to or greater than the base salary or wage rates in effect immediately prior to the Closing Date for at least one year following the Closing Date; provided, that during said year Composites may terminate the employment of a Composites Employee so long as Composites pays severance and other benefits in accordance with the ICI Composites Severance Plan, as set out in Schedule 6.1(a) with respect to non union Composites Employees, and complies with the terms of any individual severance arrangements listed in Schedule 6.1(b), if any, applicable to the terminated Composites Employees.

        6.2 Employee Benefit Plans.

        (a) Back Service Credit. Service of a Composites Employee prior to the Closing Date which is recognized by a Composites Employee Plan shall be recognized by the comparable post Closing Employee Plan of Purchaser or Composites for all purposes to include, without limitation, vesting, benefit accrual, participation, eligibility for benefits, level of benefits, and optional forms of payment.

        (b) ICI Single Employer Pension Plans.

                (i) From the Closing Date, Purchaser or Composites shall assume sponsorship and all responsibility and liability for the Hourly Pension Plan and the Salaried Pension Plan to include, without limitation, the liability for any contribution due after the Closing Date.

                (ii) Purchaser acknowledges that the transfer of assets from the ICI Americas Pension Plan to the Salaried Pension Plan may not be complete by the Closing Date. Irrespective of whether such transfer of assets is completed prior to the Closing Date, Purchaser and Composites agree that the amount of assets allocated by the ICI Americas Pension Plans to the Salaried Pension Plan complies with Section 414(1) of the Code and that neither Purchaser nor Composites will consent such allocation provided that the allocation is performed by an enrolled actuary of the Philadelphia Office of Towers Perrin in accordance with the Pension Transfer Agreement by and between ICI Americas Inc. and Composites, a copy of which is set out in Schedule 6.2 ("Pension Transfer Agreement"). Seller shall cause the Salaried Pension Plan to provide that each participant for whom benefits are transferred pursuant to the Pension Transfer Agreement will have all rights with respect to such transferred benefits preserved to the extent required in accordance with
Section 411(d)(6) of the Code and the regulations thereunder.

                (iii) If the fair market value on the Closing Date of the assets allocated or allocable from the ICI Americas Pension Plan to the Salaried Pension Plan pursuant to the Pension Transfer Agreement is less than the Financial Accounting Standards Board Statement 87 Accumulated Benefit
Obligation of the Salaried Pension Plan, determined as of the Closing Date by an enrolled actuary of Towers Perrin, (and subject to agreement by Purchaser's actuary, which agreement will not be unreasonably withheld using the assumptions and methods set out in Schedule 6.2(b) (which do not require agreement of Purchaser's actuary) but without regard to benefits accrued under the Salaried Pension Plan after the Closing Date (hereafter the "Composites ABO"), Seller or one of its Affiliates shall pay to Purchaser an amount in cash equal to sixty percent (60%) of such difference with interest at eight percent (8%) from the Closing Date through the day before payment is made. If the fair market value on the Closing Date of the assets spun off from the ICI Americas Pension Plan is greater than the Composites ABO, Purchaser shall pay to Seller or to an Affiliate of Seller, designated by Seller, an amount in cash equal to sixty percent (60%) of such excess with interest at eight percent (8%) from the Closing Date through the day before payment is made. Any payments made hereunder shall be treated as an adjustment of the Purchase Price.

                (iv) After the Closing Date, Purchaser shall establish a trust qualified under Section 401(a) of the Code and exempt from taxation under
Section 501(a) of the Code (the "Purchaser's Pension Trust") for the purpose of receiving a transfer of the assets of the Salaried Pension Plan and the Hourly Pension Plan from the Trust for Defined Benefit Plans of ICI American Holdings Inc. (the "Seller's Pension Trust"). Prior to any transfer the Purchaser shall deliver to Seller an executed copy of the Purchaser's Pension Trust. Within thirty (30) days of Seller's receipt of the executed copy of the Purchaser's Pension Trust, Seller shall cause the Seller's Pension Trust to transfer all of the assets of the Salaried Pension Plan and Hourly

Pension Plan to the Purchaser's Pension Trust. Notwithstanding the previous sentence, if the actuary has not finished the ERISA Section 4044 calculation required by the Pension Transfer Agreement by October 31, 1995, the assets of the Salaried Pension Plan will be transferred to the Purchaser's Pension Trust in accordance with the following rules:

                        (A) By the later of (x) the thirtieth (30th) day following Seller's receipt of executed copy of the Purchaser's Pension Trust or
(y) December 31, 1995. Seller shall cause the Seller's Pension Trust to transfer to Purchaser's Pension Trust from the plan account of the Salaried Pension Plan an amount equal to eighty percent (80%) of an estimate prepared by an enrolled actuary of Towers Perrin of the amount of assets that will be allocated to the Salaried Pension Plan as of July 1, 1995, from the ICI Americas Pension Plan in accordance with Section 4044 of ERISA and the Pension Transfer Agreement, adjusted for post June 30, 1995 payments of benefits.

                        (B) Within thirty (30) days following the completion of the allocation of assets from the ICI Americas Pension Plan to the Salaried Pension Plan in accordance with the Pension Transfer Agreement, but not later than April 30, 1996, Seller shall cause the Seller's Pension Trust to transfer the remaining assets of the Salaried Pension Plan to the Purchaser's Pension Trust.

                (v) Purchaser may cause Composites to amend the Salaried Pension Plan to stop benefit accrual for the Management Group effective any day following the Closing Date. With respect to such cessation of accrual, Purchaser shall cause Composites to comply with Section 204(h) of ERISA.

                (vi) Unless otherwise agreed by the Purchaser and Seller, the assets to be transferred from the Seller's Pension Trust to the Purchaser's Pension Trust shall be in cash or readily marketable securities reasonably acceptable to Purchaser.

                (vii) Notwithstanding any provision in the Pension Transfer Agreement to the contrary, all costs relating to the transfer of assets and liabilities from the ICI Americas Pension Plan to the Salaried Pension Plan shall be borne by Seller.

        (c) Savings Plans. As soon as practicable after the Closing Date, Purchaser shall (or shall cause Composites to) establish or designate one or more defined contribution Qualified Plans (the "Purchaser's Savings Plan") to provide benefits from and after the Closing Date which are substantially similar to the respective benefits (to include, without limitation, the current rate of employer matching contributions) provided to the Composites Employees under the ICI Americas Deferred Compensation Plan or the ICI Americas Deferred Compensation Plan For Non-Exempt Employees (collectively, the "Seller's Savings Plans"). Within ninety (90) days after the Closing Date, Purchaser shall deliver to Seller a copy of Purchaser's Savings Plan with an opinion of counsel, reasonably satisfactory to Seller, that such plan is qualified as to form under Section 401(a) of the Code, and Seller shall deliver to Purchaser an opinion of its internal counsel, reasonably satisfactory to Purchaser, that the ICI Americas Deferred Compensation Plan and the ICI Americans Deferred Compensation Plan for Non-Exempt Employees (collectively, the "Seller's Savings Plans") are qualified as to form under Section 401(a) of the Code. As soon as practicable after receipt of such copy of the Purchaser's Savings Plan and said legal opinions, Seller shall cause to be transferred to Purchaser's Savings Plan the account balances of all Composites Employees, former employees of Composites, or their beneficiaries in Seller's Savings Plans. With the exception of notes evidencing loans made by Seller's Savings Plan, the account balance shall be transferred in cash based on the value of the assets, determined by the trustees of the appropriate Seller's Savings Plan as of the monthly valuation date of Seller's Savings Plans coincident with or immediately preceding the transfer. Seller's Savings Plans shall transfer an estimate of the aggregate amount to be transferred to Purchaser's Savings Plan within five (5) days of said monthly valuation date with a reconciliation to be completed before the next monthly valuation date. With respect to notes evidencing plan loans, Seller's Savings Plans will assign such notes to Purchaser's Savings Plan. The account balances transferred from Seller's Savings Plans to Purchaser's Savings Plan shall be fully vested under Purchaser's Savings Plan. Upon receipt of said account balances, Purchaser's Savings Plan shall assume the liability of Seller's Savings Plans with respect thereto.

                (d) MEDICAL PLAN.

                        (i) Effective January 1, 1996, Purchaser shall, (or shall cause Composites to) with respect to the Composites Employees, establish or designate one or more plans (the "Purchaser's Medical Plan") to provide medical, dental, and prescription drug benefits substantially similar to the benefits provided under the ICI Americas Health and Dental Care Plan (the "Seller's Medical Plan") for those Composites Employees and their dependents who were covered by Seller's Medical Plan on December 31, 1995. As of January 1, 1996, Purchaser shall (or shall cause Composites to) enroll all such Composites Employees and their dependents, without any waiting period, in Purchaser's Medical Plan. Purchaser's Medical Plan shall waive any restrictions and limitations for pre-existing conditions. Purchaser's Medical Plan shall only be responsible for the medical, dental and prescription drug expenses of such persons to the extent covered under the terms of Purchaser's Medical Plan and incurred on or after January 1, 1996. Expenses for medical services, dental services and prescription drugs shall be considered incurred at the time the services are rendered or the prescription drugs are purchased, as the case may be.

                        (ii) Seller's Medical Plan will continue to cover the Composites Employees and their dependents who were covered by Seller's Medical Plan on the day before the Closing Date through December 31, 1995. Seller's Medical Plan shall only be responsible for medical, dental and prescription drug expenses of such persons to the extent such expenses are covered under the terms of Seller's Medical Plan and are incurred prior to January 1, 1996. With regard to any such person who is in the hospital on December 31, 1995, Seller's Medical Plan shall be responsible for the hospital care expenses (to the extent covered by Seller's Medical Plan) until such person is discharged from the hospital. Notwithstanding the above, Purchaser or Composites shall (except as provided below with respect to COBRA Coverage) pay to Seller or Seller's Medical Plan within the time and in accordance with the procedures set forth in the Transition Services Agreement, an amount equal to the amounts paid by Seller, any other ICI Company or Seller's Medical Plan after the Closing Date with respect to the medical, dental and prescription drug expenses incurred under Seller's Medical Plan by any Composites Employees or their dependents after the Closing Date.

                        (iii) With respect to the ICI Composites Benefit Plan, Seller will be responsible for paying medical, dental, and prescription drug expenses of Composites Employees, former employees of Composites, and their dependents to the extent covered under the terms of the ICI Composites Benefit Plan and which are incurred prior to the Closing Date.

                        (iv) With respect to any former employee of Composites or dependent thereof (to include a divorced spouse) that has elected health and/or dental continuation coverage required to be offered by Seller's Medical Plan under Sections 601 et seq. of ERISA ("COBRA Coverage") as the result of a qualifying event that occurred prior to the Closing Date, Seller's Medical Plan shall retain COBRA Coverage. With respect to any Composites Employee or dependent thereof (to include any divorced spouse) that has elected COBRA coverage under Seller's Medical Plan as the result of a qualifying event occurring prior to January 1, 1996, Seller's Medical Plan shall retain COBRA Coverage; provided, that to the extent the COBRA premium collected for a Composites Employee or a dependent of a Composites Employee (to include any divorced spouse) is less than the (A) sum of the amount charged by a third party administrator to administer the COBRA coverage of said person and
(B) the amounts disbursed to said person from the Seller's Medical Plan, Purchaser shall pay to Seller an amount equal to such difference within the time and in accordance with the procedures set out in the Transition Services Agreement.

                (e) DISABILITY. After the Closing Date, Purchaser shall (or shall cause Composites to) waive all restrictions and limitations for pre-existing conditions under plans of Purchaser or Composites providing disability or worker's compensation benefits. Purchaser or Composites and its plans shall assume all responsibility for worker's compensation, short-term disability and long-term disability claims made by any Composites Employee on or after the Closing Date irrespective of whether such claim relates to an event prior to the Closing; provided, however, that Purchaser shall not be responsible for long-term disability claims made by any Composites Employee who is on short-term disability on the Closing Date and who does not return to active employment with Composites. With respect to any such Composites Employee on short-term disability on the Closing Date, Purchaser or Composites shall, at its expense, continue short-term disability coverage substantially similar to that provided by Composites. Schedule 6.2(e) contains a list of all Composites Employees on short-term disability as of seven calendar days prior to the Closing Date, and, to the knowledge of Seller, there has not been a material increase in the number of Composites Employees on short-term disability in the seven calendar days preceding the Closing Date. Seller shall be responsible for claims for workers compensation benefits which were made prior to the Closing Date. Composites shall not be liable for long-term disability benefits for Composites Employees who qualify for long-term disability benefits under the ICI Americas Long Term Disability Insurance Plan.

                (f) NON-UNION WELFARE PLANS. Purchaser shall (or shall cause Composites to) establish for non-union Composites Employees welfare benefit plans which shall be in the aggregate substantially similar to the following plans:

                        (i) the ICI Americas Long-Term Disability Insurance Plan as disclosed in the ICI Select summary plan description;

                        (ii) the ICI Americas Employee Life Insurance Plan and Group Term Life Insurance Plan for employees of ICI Americas Inc. as disclosed in the ICI Select summary plan description;

                        (iii) the ICI Americas Personal Accident Insurance Plan as disclosed in the ICI Select summary plan description;

                        (iv) the Business Travel Risk Accident Insurance Plan;
and

                        (v) the applicable short-term disability plan as disclosed in the ICI Composites Inc. Policies and Procedures Manual.

                (g) MICP. Purchaser shall cause Composites to maintain, without modification, the ICI Composites Management Incentive Compensation Plan ("MICP") through at least December 31, 1995, and to make the payments due under the MICP for 1995 by March 15, 1996. Effective January 1, 1996, Purchaser may cause Composites to replace the MICP with a new short term bonus plan for the Composites Employees eligible for the MICP on the Closing Date.

                (h) PLAN AMENDMENTS. Notwithstanding any provision of this Agreement to the contrary, Composites or Purchaser may, in its reasonable discretion, amend, modify or terminate any employee benefit plan maintained for Composites Employees after one year following the

Closing Date. During the one year period following the Closing Date, neither Purchaser nor Composites may amend, modify or terminate a Separate Composites Plan or an employee benefit plan established as a substitute for a Composites Employee Plan pursuant to this Article VI; provided, that (i) the provisions of any such plan may be amended if the plan, as so amended, is substantially similar to Seller's corresponding plan on the Closing Date or to Seller's corresponding plan at the time of the plan amendment; and (ii) the Salaried Pension Plan may be amended as provided in Section 6.2(b)(v) hereof.

                (i) MISCELLANEOUS. Promptly upon receipt thereof, Seller shall deliver to Purchaser a copy of any determination letters received from the Internal Revenue Service with respect to the ICI Americas Pension Plan, the Hourly Pension Plan or the Seller's Savings Plans, and at such time Seller shall also deliver to Purchaser a copy of any amendments to such plans required by the Internal Revenue Service as a condition to issuance of such determination letters. Prior to October 15, 1995 Seller shall prepare and deliver either to Purchaser or the participants any notice to participants required for the 1995 plan year pursuant to Section 4011 of ERISA with respect to the Hourly Pension Plan or the Salaried Pension Plan. Seller shall cause all amendments required to be made to the Hourly Pension Plan to be adopted prior to the Closing Date. Seller shall be responsible for preparing the 1995 actuarial valuation report for the Hourly Pension Plan.

                6.3 COMPOSITES POST RETIREMENT BENEFITS. Purchaser shall (or shall cause Composites to) provide to the Composites Employees post-retirement medical, dental and life insurance benefits substantially similar to those provided by Composites prior to Closing. With respect to former employees of Composites, their spouses, and other dependents who are entitled to post-retirement medical, dental, and life insurance benefits on the day prior to the Closing Date, Purchaser or Composites shall provide post-retirement benefits, without any waiting period or restrictions or limitations for pre-existing conditions, which are substantially similar to those enjoyed by such former employees, their spouses, and their other dependents prior to Closing. Post retirement medical and dental expenses incurred prior to January 1, 1996 for such former employees, their spouses, and their other dependents shall be paid by a medical and/or dental plan of Seller and Purchaser or Composites shall reimburse Seller in accordance with the procedure set out in
Section 6.2(d)(ii) or (iii) for those expenses incurred after the Closing Date.

                6.4 CERTAIN UNFUNDED LIABILITIES. Except as otherwise provided in this Section 6.4, Seller shall assume or retain, as the case may be, the liabilities and obligations under the nonqualified employee pension benefit plans of the ICI Companies which are listed in Schedule 6.4. Notwithstanding the preceding sentence, the Purchaser or Composites shall assume or retain the obligations and liabilities, as the case may be, for pension benefits of the Composites Employees listed on Section 6.4 under the ICI Excess Benefit Plan and the Executive Pension Plan if, prior to December 31, 1996, Seller pays in cash to Purchaser an amount equal to the Financial Accounting Standards Board Statement 87 Accumulated Benefit obligation determined as of the Closing Date by an enrolled actuary of Towers Perrin, (and subject to agreement by Purchaser's actuary, which agreement will not be unreasonably withheld) using the assumptions and methods set out in Schedule 6.2(b) (which do not require agreement of Purchaser's actuary) but without regard to benefits accrued under said plans after the Closing Date, reduced for any pension payments made by any ICI Company under said plans on or after the Closing Date and increased by interest at 8.0% from Closing Date through date of payment. Purchaser or Composites shall retain the liabilities and obligations under the individual unfunded arrangements identified in Schedule 6.4 with respect to Composites employees identified therein. Neither Purchaser nor Composites is obligated to replicate any nonqualified employee pension benefit plan maintained for Composites Employees prior to the Closing Date.

        6.5 Flexible Spending Account. Purchaser's Medical Plan shall include a healthcare spending account effective January 1, 1996. Effective January 1, 1996, Purchaser or Composites shall establish a dependent care spending account. Composites Employees shall remain in the ICI Americas Flexible Spending Account Plan through December 31, 1995. Purchaser or Composites shall take all necessary actions to ensure timely payment to the ICI Americas Flexible Spending Account Plan of all salary deferral amounts due with respect to participating Composites Employees for the year ending December 31, 1995.

        6.6 Motor Vehicle Lease Agreements. As promptly as practicable after the Closing Date, Purchaser or Composites shall purchase from Seller and its Affiliates the leased executive vehicles listed in Schedule 6.6 at the value listed in said Schedule, and the relevant seller shall assign to Purchaser or Composites its right, title, and interest in the Motor Vehicle Lease Agreements listed in Schedule 6.6. To the extent assignable, Seller shall (or shall cause an Affiliate to) assign to Purchaser or Composites all of its (or such Affiliate's) rights under those additional vehicle lease agreements listed in
Schedule 6.6 and Purchaser or Composites shall assume the obligations of Seller and its Affiliates thereunder.

        6.7 No Third-Party Beneficiaries. No provision of this Article VI shall create any third-party beneficiary rights in any person or organization, including, without limitation, employees or former employees (including any beneficiary or dependent thereof) of Seller, Composites, Purchaser or any of their respective Affiliates or other representatives of such employees or former employees, or trustees, administrators, participants or beneficiaries of any employee benefit plan.

        6.8 Stock Option Plan. Effective on the Closing Date, Guarantor shall establish the stock option plan for the Composites Employees identified as the Management Group on Schedule 6.8(a). Purchaser shall allocate at least two and one half percent (2.5%) of the common stock of Composites to the stock option plan. The stock option plan document is attached at Schedule 6.8(b).

        6.9 Exempt Loans. With respect to the outstanding loans of Composites Employees and former employees of Composites under the ICI Exempt Employee Loan Program which are listed in Schedule 6.9, Purchaser or Composites shall purchase on the Closing Date the notes evidencing said loans for an amount equal to the outstanding balance of said loans on the date said notes are so purchased.

        6.10 Leased Employees. Seller shall lease to Composites and Purchaser the services of the person(s) listed in Schedule 6.10 under the terms of a Leased Employee Agreement to be entered into by the parties contemporaneous with the Closing.

        6.11 Cooperation. Seller and Purchaser shall cooperate in all reasonable respects with each other with respect to administrative issues arising out of this Agreement which relate to the employee benefit plans of Seller, Composites or Purchaser or any of their respective affiliates. Without limiting the generality of the foregoing, Seller and Purchaser shall cooperate in all reasonable respects with Purchaser in completing any questionnaires received from the Health Care Financing Administration which request information pertaining to periods prior to the Closing Date.

                                  ARTICLE VII

                                INDEMNIFICATION

        7.1 Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until eighteen (18) months after the Closing Date; provided that
(i) the covenants and agreements contained in Section 5.1 shall survive for the period set forth therein, (ii) the representations and warranties contained in
Section 3.1 and Section 3.4 and the representations, warranties, covenants and agreements contained in Sections 5.2 through 5.11 inclusive, Article VI,
Article VII and Article VIII shall survive indefinitely, or, as the case may be, for any lesser period set forth therein, (iii) the representations and warranties contained in Section 3.9 shall survive until the fifth anniversary of the Closing Date and (iv) the representations and warranties contained in
Section 3.14 shall survive through the 90th day following the last day of the applicable statute of limitations without regard to any extension or waiver executed by Purchaser or Composites after the Closing Date. Except with respect to claims based on fraud, no claims for indemnification with respect to a covenant, agreement, representation or warranty may be made after the expiration of the relevant survival period referred to herein. Notwithstanding the preceding sentences, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in accordance with this Agreement to the party against whom such indemnity may be sought prior to such time.

        7.2 Indemnification by Purchaser. Purchaser agrees, subject to the other terms and conditions of this Agreement, to indemnify and defend Seller and each other ICI Company and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, "Seller Indemnitees") against, and hold each of them harmless from, all claims, demands, judgments, damages, penalties, fines, losses, liabilities and expenses (including reasonable attorneys' and experts' fees and expenses and all other reasonable costs of investigation and defense of third party claims, but excluding internal expenses) incurred by or asserted against any of said Seller Indemnitees arising out of or resulting by reason of:

        (a) the breach of any representation, warranty, covenant or agreement of Purchaser herein,

        (b) any liabilities of Composites or any of the Seller Indemnitees relating to the Business for which Seller is not obligated to indemnify Purchaser pursuant to Section 7.3, and

        (c) a failed Section 338(h)(10) Election attributable to an act or omission of Purchaser.

        7.3 Indemnification by Seller. Seller agrees, subject to the other terms and conditions of this Agreement, including, without limitation the time periods set forth in Section 7.1, to indemnify and defend Purchaser and each Affiliate of Purchaser and their respective officers, directors, employees, agents, successors and permitted assigns (collectively "Purchaser Indemnitees") against, and hold each of them harmless from, all claims, demands, judgments, damages, penalties, fines, losses, liabilities and expenses (including reasonable attorneys' and experts' fees and expenses and all other reasonable costs of investigation and defense of third party claims, but excluding internal expenses) (collectively "Claim Costs") incurred by or asserted against any of said Purchaser Indemnitees arising out of or resulting by reason of:

        (a) the breach of any representation, warranty, covenant or agreement of Seller herein;

        (b) any Indemnifiable Tax;

        (c) any federal, state and local income tax liability resulting from the deemed sale of assets pursuant to an effective Section 338(h)(10) Election of Composites described in Section 5.6 hereof;

        (d) a failed Section 338(h)(10) Election attributable to an act or omission of Seller;

        (e) any Tax liability resulting from any transaction pursuant to
Section 2.4 by which the Excluded Assets remain or become the property of the Seller or any Affiliate of the Seller or by which the Included Assets become the property of Composites;

        (f) any liability (excluding any liability which Purchaser or Composites assumes under Article VI) resulting from claims relating to employee benefit plans not assumed by Purchaser or Composites including any claim made by any governmental customer of Composites to recover any excess funding to such employee benefit plan either through a direct move towards assets with such plans, or through reduction of future allowable contract pricing rates,

        (g) (i) any claim asserted against any of the Purchaser Indemnitees by a third party prior to the fifth anniversary of the Closing Date pursuant to any Environmental Law to the extent any such claim is attributable to an event, circumstance or condition relating to the Manufacturing Facilities or any operations of Composites or any of its predecessors-in-interest, or any real property, facility, site or assets owned, leased, operated or used by Composites or any of its predecessors-in-interest at any time on or prior to the Closing Date, or to any acts or omissions of Composites or any of its predecessors-in-interest, including, without limitation, disposal or arranging for disposal of Hazardous Materials at a third party site, occurring or existing on or prior to the Closing Date, or (ii) the requirements of any Environmental Law (including, without limitation, any failure to take reasonable steps to achieve compliance with those requirements of Environmental Law which exist on or prior to the Closing Date and which require compliance on or prior to June 30, 1997) to the extent (x) any Claim Costs are attributable to an event, circumstance or condition relating to the Manufacturing Facilities or any operations of Composites or any of its predecessors-in-interest or any real property, facility, site or assets owned, leased, operated or used by Composites or any of its predecessors-in-interest at any time on or prior to the Closing Date, or to any acts or omissions of Composites or any of its predecessors-in-interest, and (y) Claim Costs in connection therewith are incurred or asserted prior to the fifth anniversary of the Closing Date or (iii) any liability pursuant to any Environmental Law arising out of or resulting by reason of the Winona Incident and the Orange Incident (in each case as referred to in Schedule 3.9) incurred or asserted prior to the fifteenth anniversary of the Closing Date;

        (h) any liability resulting from any government action for defective pricing under any Government Contract, or adjustments to contract pricing for differences in allowable and for allocable costs resulting in net aggregate contract price adjustments, after taking into account any credits or positive adjustments, in excess of $100,000 for work performed under Government Contracts prior to the Closing;

        (i) any claim asserted by the Health Care Financing administration ("HCFA") against Purchaser Indemnitees prior to the last day of the eighteenth
(18th) month following the

Closing Date resulting from the pre-Closing Date failure of the ICI Composites Benefit Plan to comply with the Medicare secondary payer laws, provided, that any claim by HCFA for Medicare Secondary Payer liability with respect to employees covered by the HCFA questionnaire referenced in Schedule 3.15 may be asserted within the statute of limitations;

                (j) any claim by the Department of Labor or the Internal Revenue Service asserted against Purchaser Indemnitees prior to the last day of the eighteenth (18th) month following the Closing Date resulting from the failure of Composites or Seller to file timely and accurate Forms 5500, 5310, 5310A, or 5330 due prior to the Closing Date with respect to a Separate Composites Plan; provided, that any such claim with respect to the failure to file Form 5500s disclosed in Schedule 3.15 may be asserted within the statute of limitations;

                (k) any penalty (along with interest thereon) imposed by HCFA resulting from Composites' failure to respond to a pre-Closing Date questionnaire from HCFA with respect to the ICI Composites Benefit Plan;

                (l) any penalty (along with interest thereon) imposed by the Pension Benefit Guaranty Corporation resulting from the failure of Composites to file 1995 PBGC Form ES-1 for the Salaried Pension Plan and timely pay the premium shown as due on said form;

                (m) any claim asserted by a third party within the statute of limitations resulting from the failure of the transfer of assets and liabilities from the ICI Americas Pension Plan to the Salaried Pension Plan to comply with Section 414(l) of the Code;

                (n) any claim asserted by a third party against any of the Purchaser Indemnitees to the extent any such claim is attributable to an Occurrence relating to an Aviation Product occurring prior to the Closing Date and since, but not earlier than, July 1, 1985, and for which Composites carried insurance, but only to the extent such insurance actually provides coverage therefor, prior to the Closing Date, and since, but not earlier than, July 1, 1985;

                (o) any claim asserted against any of the Purchaser Indemnitees by AVCO Corporation arising out of the matter described in Schedule 3.11(b)(2); provided, however, that the maximum amount indemnifiable under this
Section 7.3(o) shall in no event exceed 60% of Claim Costs in connection therewith; and

                (p) any claim for defective pricing asserted against any of the Purchaser Indemnitees prior to the fourth anniversary of the Closing Date by Lockheed Missiles & Space Company, Inc. arising out of the matter referred to as the "Lockheed Missiles & Space Claim" under "Other Claims Pending" in
Schedule 3.3.

provided, that (i) Seller shall not be liable under this Section 7.3 unless the aggregate amount of Claim Costs with respect to all matters referred to in this
Section 7.3 exceeds $587,000.00 and then only to the extent of such excess and
(ii) Seller's maximum liability under this Section 7.3 shall not exceed $56,400,000.00. If the amount of Claim Costs arising in respect of any individual matter referred to in this Section 7.3 is less than $25,000, then that amount shall not be included for the purpose of calculating the aggregate amount referred to in subparagraph (i) of this provision. Notwithstanding the foregoing, Seller shall have no obligation to indemnify any of the Purchaser Indemnitees under this Section 7.3 (x) to the extent that any Claim Costs are incurred or increased as a result of any law, judicial interpretation, order, decree, statute, ordinance, or regulation not in effect on or prior to the Closing Date, or as a result of any change therein thereafter, (y) to the extent that the facts, matters or circumstances giving rise to such Claim Costs arise pursuant to Section 7.3(a) and have been fairly disclosed in the Schedules or in any document listed or specifically referred to therein, or
(z) to the extent such Claim Costs are
reflected in the Audited Financial Statements or in the Statement of Working Capital. Notwithstanding anything to the contrary contained in this Agreement, no provision of Section 7.3 following Section 7.3(p) hereof shall apply to (i)
Section 7.3(b) (other than subparagraph (z)), Section 7.3(c), Section 7.3(e) and Section 7.3(n) hereof, and (ii)(A) the failure of a party hereto to observe any of its obligations under any covenant or agreement in this Agreement, (B)
Section 7.3(o) hereof and (C) Section 7.3(p) (other than, with respect to this clause (ii), the provision that Seller's maximum liability under this Section
7.3 shall not exceed $60,000,000). For the avoidance of doubt, the inclusion of any facts, matters or circumstances on any Schedule hereto shall not relieve Seller of its obligations under Section 7.3(g) hereof and Section 7.3(o). Further for the avoidance of doubt, Seller shall have no obligation to indemnify any of the Purchaser Indemnitees as a result of any reduction in emissions of volatile organic compounds at the manufacturing Facility located in Orange, California required under the existing Regional Clean Air Incentives Market Program adopted by the California South Coast Air Quality Management District pursuant to Section 4044.1 of the California Health and Safety Code.

        7.4 Indemnification Procedures.

        (a) Any party seeking indemnification under this Article VII (the "Indemnified Party") shall promptly upon becoming aware of the circumstances giving rise to the claim for indemnification, notify the party against whom a claim for indemnification is sought hereunder (the "Indemnifying Party") in writing, which notice shall specify, in reasonable detail, the nature and estimated amount, if determinable, of the claim. Such notification shall be a condition precedent to any liability on the part of the Indemnifying party. Except as otherwise provided herein, Purchaser and Composite shall appoint Seller or one of Seller's Affiliates, selected by Seller, as attorney in fact with exclusive authority to collect, settle, or pay any amount due to or owed by Composites with respect to an Indemnifiable Tax or for filing any return due or a claim for refund for an Indemnifiable Tax. Such appointment of Seller or its Affiliate as attorney in fact shall be pursuant to a power of attorney in the form set forth in Schedule 7.4(a). Any audit, claim, investigation, administrative proceeding, suit or other action by a third party relating to any Indemnifiable Tax shall be governed by the provisions of this Section 7.4.

        (b) If any third party shall assert a claim against the Indemnified Party with respect to any matter (a "Third Party Claim") for which the Indemnified Party intends to seek indemnification against the Indemnifying Party under this Article VII, then the Indemnified Party shall promptly (and in any case within ten (10) days of such claim having been asserted) notify the Indemnifying Party thereof in writing (to include a description thereof in reasonable detail), which notification shall be a condition precedent to any obligation on the part of the Indemnifying Party to indemnify the Indemnified Party under this Article VII; provided, that no notice shall be required to be given with respect to any proceedings pertaining to an Indemnifiable Tax which has been assessed or, to Seller's knowledge, is the subject matter of a current audit examination by a taxing authority. The following provisions shall apply with respect to any such Third Party Claim:

        (i) The Indemnifying Party shall have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party (it being understood that if in the Indemnified Party's reasonable judgment a conflict of interest is likely to exist between such Indemnified Party or the Indemnifying Party or any of their respective Affiliates with respect to such counsel, such Indemnified Party shall be entitled to require the Indemnifying Party to select other counsel pursuant to this Section 7.4) at any time within 60 days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that (A) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; (B) the Indemnified Party shall have (w) the right to participate fully in the defense of the Third Party Claim, including through separate counsel of its own choosing at its sole cost and expense, (x) the right to receive reasonable advance notice from the Indemnifying Party of any hearings or proceedings, (y) the right, if possible, to review in advance and comment on any pleadings, briefs or other documents to be filed and (z) the opportunity to participate in any meetings concerning the strategy to be adopted in opposing the Third Party Claim or any efforts to settle the same; and (C) the Indemnified Party shall have the right at any time to assume the sole right to defend or settle any Third Party claim upon written waiver of its right to indemnity hereunder (in form and substance reasonably satisfactory to the Indemnifying Party) with respect to such Third Party Claim.

        (ii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 7.4(b)(i) above, (A) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless (x) the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and includes the giving by the claimant or the plaintiff to the Indemnified Party of a release from those liabilities which are the subject of the claim for indemnification hereunder in form and substance reasonably satisfactory to the Indemnified Party, or (y) in a matter relating to an Indemnifiable Tax subject to this Section 7.4(b)(ii), is not reasonably likely to materially adversely affect Composites' or Purchaser's liability for Taxes in a Post-Closing Tax Period, and (B) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party. With respect to any proposed settlement for an Indemnifiable Tax subject to Section 7.4(b)(ii)(A)(y) to which the Purchaser Indemnitee does not consent, Seller may pay the amount of any such proposed settlement to the Purchaser Indemnitee and upon such payment be released from any and all liability to Purchaser Indemnitee with respect to such Indemnifiable Tax.

        (iii) In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 7.4(b)(i) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (B) the Indemnifying Party shall remain obligated to indemnify the Indemnified Party to the extent provided pursuant to this Article VII.

        (iv) The Indemnified Party will use all reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such claim; provided that the Indemnifying Party shall be responsible for any out-of-pocket expenses (excluding wages, benefits, and other direct or indirect costs of employment) associated with any employees made available hereunder. The Indemnified Party, at its expense, shall also make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party reasonably required by the Indemnifying Party for its use in defending any claim, and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defense of such claim.

        (v) Section 7.4(b)(i)(B) and Section 7.4(b)(ii) shall not apply to any
(A) federal Tax (unless an effective Section 338(h)(10) election shall not have been made through no fault of Purchaser) nor (B) to any state or local Tax which is an Income Tax where the taxing jurisdiction treats Composites as a new corporation or otherwise provides treatment similar to that accorded under
Section 338(h)(10) of the Code. For purposes of an Indemnifiable Tax with respect to which Section 7.4(b)(i)(B) applies and a consolidated, combined or unitary Tax Return is required, the Purchaser Indemnitees shall not have the right to the advance notice of (x), right to review of (y), nor the opportunity to participate in meetings under (z) of that Section 7.4(b)(i)(B) with respect to matters that do not pertain to Indemnifiable Taxes.

        (c) Notwithstanding anything herein to the contrary, the failure of an Indemnified Party to notify the Indemnifying Party of any claim of indemnification as required pursuant to Section 7.4(a) or 7.4(c) shall not affect the indemnification obligations of any party hereto, unless and only to the extent that the Indemnifying Party is materially prejudiced thereby.

        7.5  Third Party Reimbursement: Aviation Liability Insurance.

        (a) The indemnities provided by this Article VII shall apply only to damages, losses, liabilities and expenses for which the party seeking indemnification cannot obtain reimbursement from third parties (other than third party insurers), provided that the Indemnified Party shall not be obligated to assert a claim against any such third party unless the Indemnifying Party shall have agreed in form and substance reasonably satisfactory to the Indemnified Party to reimburse the Indemnified Party for all reasonable out-of-pocket costs, fees and expenses incurred in connection therewith.

        (b) Seller will ensure that no ICI Company will take any action or fail to take any action, in each case, which would prohibit claims by such ICI Company under the policies providing coverage of the type described in Section
3.24 hereof which would impair its rights under such policies. As soon as there is any indication that a claim relating to Composites under any such policy could reasonably be expected to exceed the limits of liability of any such policy or if any underwriter of such policy or claims adjustor or party affiliated with any such underwriter or claims adjustor indicates that coverage might not be afforded under a policy relating to Composites, representatives of Composites and/or Purchaser shall be notified immediately and shall be entitled to fully participate in any and all further matters relating to such claim. Seller will ensure that the relevant ICI Company will act in good faith with respect to seeking coverage under such policies.

        7.6 Mitigation. Each party will use reasonable efforts to mitigate any liabilities and damages for which it may claim indemnification under this
Article VII. To the extent that the operations of Composites after the Closing Date contribute to or aggravate any liabilities or damages as to which indemnification is available under Section 7.3, Seller's indemnification obligation will be reduced by the value of such contribution or aggravation.

        7.7 Limitation on Damages. Notwithstanding any other provision in this Agreement, the liability of any party to another party arising with respect to the matters addressed herein, regardless of the form of the claim or cause of action (whether based in contract, infringement, negligence, strict liability, other tort or otherwise), shall be limited to actual damages, which shall in no event include any indirect, consequential, incidental or punitive damages, whether arising under contract, in tort, at law, or in equity, of such other party; provided that, for purposes of this Agreement, actual damages suffered by an Indemnified Party, shall include, only if and to the extent arising from or related to a Third Party Claim, any such indirect, consequential, incidental or punitive damages and other costs and expenses for which such Indemnified Party is liable to a third party. "Indirect" and "consequential" damages shall include, but not be limited to, loss of anticipated profits, loss of use, loss of revenue, cost of capital and loss or damage of property or equipment.

        7.8 Purchase Price Adjustment. Any payments made as indemnification pursuant to Section 7.2 or 7.3 shall be treated as an adjustment to the Purchase Price.

                         7.9     Remediation Procedures.

        (a) For purposes of this Section 7.9, "On-Site Remediation Liabilities" means liabilities and obligations imposed under any Environmental Law for the clean-up or remediation of conditions existing at the Real Property prior to the Closing Date and for which Seller is obligated to indemnify Purchaser pursuant to Section 7.3 hereof; "Off-Site Remediation Liabilities" means liabilities and obligations of Composites imposed under any Environmental Law for the clean-up or remediation of conditions existing at real property other than the Real Property prior to the Closing Date and for which Seller is obligated to indemnify Purchaser pursuant to Section 7.3 hereof; and "Real Property" means the real property owned by Composites and included within the Manufacturing Facilities.

        (b) Purchase shall, to the extent Purchaser has the legal right to do so, make all reasonable efforts to:

                        (i) consult with Seller (x) prior to entering into any agreement with any third party, including but not limited to any governmental entity, regarding the scope and nature of and schedule for any cleanup or remediation for which Purchaser has sought indemnification respecting an On-Site Remediation Liability under Section 7.3 of this Agreement ("On-Site Cleanup"), and (y) prior to submitting to any third party any work plan or material report for any On-Site Cleanup;

                        (ii) provide drafts to Seller for review and comment
                of material documents for any On-Site Cleanup, including without limitation, any work plan, testing results, compliance schedule, compliance or consent order or agreement; and

                        (iii) provide prior notice to Seller of any reportable
                release of any Hazardous Materials resulting from any On-Site Cleanup.


        (c) Purchaser shall promptly and at its own expense provide Seller with final copies of all reports, workplans and other documents received from or provided to any third party, including but not limited to, any governmental authority.

        (d) As promptly as possible following Seller's receipt of a notice from Purchaser pursuant to Section 7.4 regarding a claim made by or threatened against Purchaser by a third party, including but not limited to any governmental authority for On-Site Cleanup, Seller and Purchaser shall each designate one or more representatives ("Designated Representatives") to represent them in their dealings with each other respecting On-Site Cleanup activities and notify each other of the name, title, address, and telephone and facsimile numbers for each such Designated Representative.

        (e) Purchaser shall conduct any On-Site Cleanup in accordance in all material respects with any applicable Environmental Law. Unless otherwise agreed to by the Purchaser and Seller, and to the extent permitted under such Environmental Law, Purchaser shall propose to and advocate to governmental entities and conduct any On-Site Cleanup, with the objective of accomplishing an On-Site Cleanup in a cost effective manner which complies with applicable Environmental Law taking into account the cost of commercially available alternative cleanup technologies, the likelihood of success of the chosen technology and whether the chosen technology will accomplish cleanup in a reasonable period of time (hereinafter referred to as the "Cost Effective Cleanup").

        (f) in the event Purchaser proposes soil or groundwater or other intrusive testing ("Testing") in connection with an On-Site Cleanup, then:

                (i) Purchaser shall, as soon as reasonably practicable prior to undertaking Testing, notify Seller of its election to do so and Purchaser and Seller agree to confer with each other in good faith in regard to whether Purchaser should perform such Testing. If the parties cannot reach agreement on the issue of whether Purchaser should perform Testing, either party may invoke the dispute resolution procedures set forth in Section 7.9(g).

                (ii) In the event that Purchaser proposes On-Site Cleanup under this Section 7.9(f) and Seller believes that such cleanup (A) would not be mandated by the applicable governmental authority if the underlying environmental problems with respect to which the On-site Cleanup was proposed were disclosed to such governmental authority (the "Necessity Test") based on cleanup required by such governmental authority at similar sites, where possible in the same jurisdiction, with contamination of similar type, concentration and media and taking into account the relevant site specific conditions at the parcel of Real Property involved (the "Relevant Factors") or (B) is not a Cost Effective Cleanup which would be acceptable to the applicable government authority if it were to exercise jurisdiction over the parcel or Real Property in question and were to take into account the Relevant Factors, Seller or Purchaser may initiate the dispute resolution procedures contained in Section 7.9(g).

        (g) In the event of a dispute (excluding any dispute as to the construction or interpretation of this Section 7.9 or to the liability of the parties under this Agreement) respecting the On-Site Cleanup arises among the Purchaser's and Seller's Designated Representatives which cannot be resolved by such Designated Representatives after timely (but not more than ten (10) business days) diligent and good faith efforts, Purchaser and Seller shall each submit the dispute for consideration and resolution to their respective chief executive officers (or their designees). In the event that the dispute remains unresolved after timely (but not more than thirty (30) business days) diligent and good faith efforts by such chief executive officers, the Purchaser's decision shall control, provided, however, that any such decision by the Purchaser shall be without prejudice to any claim by the Seller that any amounts relating to such dispute are not subject to indemnification by the Seller under Section 7.3.

        (h) Seller and Seller's Designated Representatives shall have the right upon reasonable prior notice to enter the Real Property during normal business hours and at other agreed upon times for the purposes of (i) observing any On-Site Cleanup conducted by Purchaser and (ii) obtaining at Seller's sole cost and expense, split or duplicate samples of Testing conducted for any On-Site Cleanup. This subsection shall not limit Purchaser's and Seller's obligations pursuant to Section 7.4.

        (i) Nothing contained in this Section 7.9 shall restrict Purchaser from taking any action where required by any Environmental Law, or, without prejudice to any claim by the Seller that any such action is not subject to indemnification by the Seller under Section 7.3, where the failure to take such action would reasonably be expected to result in a violation of any Environmental Law.

        (j)  No failure by Purchaser to comply with the requirements of this
Section 7.9 shall limit or relieve Seller's indemnity obligation hereunder except to the extent Seller is materially prejudiced thereby.

        7.10 Exclusive Remedy. The indemnification obligations of Seller under this Article VII shall be the sole and exclusive remedy for any claims by Purchaser against Seller or any ICI Company arising out of or relating to the purchase of the Shares by Purchaser pursuant to this

Agreement and the transactions contemplated hereby (other than those contemplated in the Ancillary Agreements) and the Purchaser hereby waives any and all other rights or remedies at law or in equity in connection therewith.

                                  ARTICLE VIII

                                 MISCELLANEOUS

        8.1 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

        8.2 Waiver of Compliance: Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.2.

        8.3 Attorneys' Fees. In any action, suit or proceeding to enforce the obligations of any party hereto, the prevailing party shall be entitled (in addition to all other relief to which it may be entitled) to recover all attorneys' fees and related expenses reasonably incurred by it in the prosecution or defense of such action, suit or proceeding.

        8.4 Expenses. Unless otherwise agreed between the parties, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by facsimile transmission or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective only upon receipt thereof):

        (a)     if to Seller:

                        ICI American Holdings Inc.
                        Concord Plaza
                        3411 Silverside Road
                        Wilmington, Delaware 19850
                        Attention: The Secretary
                        Facsimile: (302) 887-8542

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
             with a copy to:

                President and General Counsel
                ICI Americas Inc.
                3411 Silverside Road
                Wilmington, Delaware 19850
                Facsimile:  (302) 887-8542

        (b)  if to Purchaser:

                President
                Fiberite, Inc.
                2055 E. Technology Circle
                Tempe, Arizona 85043
                Facsimile:  (602) 730-2390

             with a copy to:

                John Schuster, Esquire
                Cahill Gordon & Reindel
                Eighty Pine Street
                New York, New York 10005
                Facsimile:  (212) 269-5420

        (c)  if to Guarantor:

                Fiberite Holdings, Inc.
                c/o DLJ Merchant Banking, Inc.
                140 Broadway
                New York, NY 10005
                Attention:  Thompson Dean
                Facsimile:  (212) 504-4991

             with a copy to:

                John Schuster, Esquire
                Cahill Gordon & Reindel
                Eighty Pine Street
                New York, New York 10005
                Facsimile:  (212) 269-5420

        8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any


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
manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        8.8 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

        8.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the consent of the other party hereto, such consent not to be unreasonably withheld or delayed; provided further that no such consent shall be required if (a) as a result of any and all such assignments, only a single assignee would be entitled to indemnification pursuant to Article VII, (b) such assignment would not relieve the assigning party of its obligations under this Agreement and the Ancillary Agreements, (c) the assignee agrees with the assigning party to assume the assigning party's obligations under this Agreement and the Ancillary Agreements and (d) the assigning party notifies the Seller prior to any such assignment, which notification shall include the identity of the assignee, a description of the terms of such assignment and a certification by an officer of the Purchaser that the conditions set forth in subparagraphs 8.9(a) and (b) have been satisfied. Notwithstanding the foregoing, the Purchaser shall be entitled to assign a security interest in its rights hereunder in connection with a collateral assignment to one Person acting on behalf of one or more of Purchaser's lenders, (it being understood that with respect to such collateral assignment, such Person is not assuming any of the Purchaser's obligations under this Agreement as a result of such collateral assignment).

        8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

        8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        8.12 Guarantee. Guarantor hereby agrees to pay, perform and discharge all of the covenants, agreements, obligations and liabilities of Purchaser under this Agreement and the Ancillary Agreements to the extent such covenants, agreements, obligations and liabilities are not paid, performed or discharged by Purchaser in accordance with the terms hereof and thereof.


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
        IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        PURCHASER:

                                        FIBERITE, INC.

Witness /s/                             By: /s/
        -----------------------             -------------------------
                                        Title: Chief Financial Officer


                                        SELLER:

                                        ICI AMERICAN HOLDINGS INC.

Witness /s/                             By:  /s/
        ------------------------             ------------------------
                                        Title: Attorney-in-fact


                                        GUARANTOR:

                                        FIBERITE HOLDINGS, INC.

Witness /s/                             By:  /s/ Thompson Dean
        ------------------------             ------------------------
                                        Title: President



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